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EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CELLDEX THERAPEUTICS, INC.,

COTTRELL MERGER SUB, INC.

AND

CURAGEN CORPORATION

May 28, 2009

i

ii

INDEX OF SCHEDULES AND EXHIBITS

Exhibit A    Form of Certificate of Incorporation of Surviving Corporation

Exhibit B    Form of Bylaws of Merger Sub

Buyer Disclosure Letter

Company Disclosure Letter

iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of May 28, 2009, by and among CuraGen Corporation, a Delaware corporation (the "Company"), Celldex Therapeutics, Inc., a Delaware corporation ("Buyer") and Cottrell Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Buyer ("Merger Sub").

RECITALS

        WHEREAS, the parties intend that Merger Sub be merged with and into the Company upon the terms set forth herein, with the Company surviving the Merger as a wholly owned subsidiary of Buyer;

        WHEREAS the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement in accordance with the DGCL, and (iii) resolved to recommend the adoption of this Agreement by the stockholders of the Company;

        WHEREAS, the Board of Directors of each of Buyer and Merger Sub has approved and declared it advisable for Buyer and Merger Sub to enter into this Agreement;

        WHEREAS, the parties intend to adopt this Agreement as a plan of reorganization and for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder; and

        WHEREAS, the Company, Buyer and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

        1.1    Definitions.    For purposes of this Agreement, the following terms have the respective meanings set forth below:

        "Accountant" has the meaning set forth in Section 2.8(a).

        "Acquisition Agreement" has the meaning set forth in Section 7.4(d).

        "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Aggregate Exercise Price" has the meaning set forth in Section 3.1(b)(i).

        "Agreement" has the meaning set forth in the Preamble.

        "Assumed Options" means all options to acquire Company Common Stock granted under the 2007 Stock Plan outstanding immediately prior to the Effective Time.

        "Book Entry Shares" has the meaning set forth in Section 3.3(b).

        "Business Day" means any day other than the days on which banks in New York, New York are required or authorized to close.

        "Buyer" has the meaning set forth in the Preamble.

        "Buyer Balance Sheet Date" has the meaning set forth in Section 5.8.

        "Buyer Common Stock" has the meaning set forth in Section 3.1(b).

        "Buyer Common Stock Per Share Value" has the meaning set forth in Section 3.1(b)(ii).

        "Buyer Designated Contract" has the meaning set forth in Section 5.15.

        "Buyer Disclosure Letter" has the meaning set forth in the preamble to Article V.

        "Buyer Intellectual Property" has the meaning set forth in Section 5.12(a).

        "Buyer IP Licenses" has the meaning set forth in Section 5.12(a).

        "Buyer Material Adverse Effect" means any Effect that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of Buyer; provided, however, that in no event shall any of the following, to the extent occurring after the date hereof, alone or in combination with each other, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Buyer Material Adverse Effect: (A) any change in the market price or trading volume of the Buyer Common Stock, (B) any change in general economic or business conditions except to the extent that such changes have a materially disproportionate adverse effect on Buyer relative to other similarly situated participants in the business or industry in which Buyer operates, (C) any change in financial or securities market conditions generally, except to the extent that such changes have a disproportionate adverse effect on Buyer relative to other similarly situated participants in the business or industry in which Buyer operates, (D) any Effects generally affecting the United States biotechnology industry except to the extent that such changes have a disproportionate adverse effect on Buyer relative to other similarly situated participants in the business or industry which Buyer operates, (E) any change in legal, political or regulatory conditions generally or in any geographic region in which Buyer or any of its Subsidiaries operates except to the extent that such changes have a disproportionate adverse effect on Buyer relative to other similarly situated participants in the business or industry which Buyer operates, (F) the announcement of the execution of this Agreement or anticipation of the Merger or the pendency thereof, (G) acts of war, armed hostilities, sabotage or terrorism, or any escalation of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent that such changes have a disproportionate adverse effect on Buyer relative to other similarly situated participants in the business or industry and in any geographic region in which Buyer operates or (H) any failure to meet any internal or published projections, forecasts or revenue or earnings predictions for any period, or (I) changes in Law or GAAP after the date of this Agreement.

        "Buyer Objection Statement" has the meaning set forth in Section 2.8(a).

        "Buyer Recommendation" has the meaning set forth in Section 7.1(a).

        "Buyer Recommendation Withdrawal" has the meaning set forth in Section 7.1(d).

        "Buyer Registrations" has the meaning set forth in Section 5.13(b).

        "Buyer Sale" means any acquisition in any manner, directly or indirectly (whether in a single transaction or a series of related transactions and whether effected as a merger, consolidation, sale of all or substantially all of the assets, sale of stock or other similar transaction) of more than 50% of any class of equity securities of the Buyer or acquisition in any manner, directly or indirectly (whether in a single transaction or a series of related transactions and including by means of license) of assets of the Buyer (including securities of Subsidiaries) equal to more than 50% of the Buyer's consolidated assets or to which more than 50% of the Buyer's consolidated revenues are attributable; in each case other than the transactions contemplated by this Agreement."Buyer SEC Reports" has the meaning set forth in Section 5.6(a).

        "Buyer Securities" has the meaning set forth in Section 5.5(b).

        "Buyer Stockholder Meeting" has the meaning set forth in Section 7.1(d).

        "Buyer Termination Fee" means $3,500,000.

        "Cancelled Share" has the meaning set forth in Section 3.1(c).

        "Capitalization Date" has the meaning set forth in Section 4.5(b).

        "Cash" has the meaning set forth in Section 2.7(a).

        "Cash at Closing Amount" has the meaning set forth in Section 3.1(b)(iii).

        "Certificates" has the meaning set forth in Section 3.3(b).

        "Certificate of Merger" has the meaning set forth in Section 2.3.

        "Closing" has the meaning set forth in Section 2.2.

        "Closing Balance Sheet" has the meaning set forth in Section 2.7(b).

        "Closing Statement" has the meaning set forth in Section 2.7.

        "Closing Date" has the meaning set forth in Section 2.2.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Common Stock Exchange Ratio" has the meaning set forth in Section 3.1(b)(iv).

        "Company" has the meaning set forth in the Preamble.

        "Company Acquisition Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than Buyer and its Subsidiaries, relating to any (i) merger, consolidation, liquidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries, (ii) acquisition in any manner, directly or indirectly (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity securities of the Company or any of its Subsidiaries or (iii) acquisition in any manner, directly or indirectly (whether in a single transaction or a series of related transactions and including by means of license) of assets of the Company or any of its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of the Company's consolidated assets or to which 15% or more of the Company's consolidated revenues are attributable; in each case other than the transactions contemplated by this Agreement.

        "Company Balance Sheet Date" has the meaning set forth in Section 4.8.

        "Company Benefit Plan" has the meaning set forth in Section 4.11(a).

        "Company Common Stock" has the meaning set forth in Section 3.1(b).

        "Company Common Stock Per Share Value" has the meaning set forth in Section 3.1(b)(v).

        "Company Disclosure Letter" has the meaning set forth in the preamble to Article IV.

        "Company Employees" has the meaning set forth in Section 4.11(a).

        "Company Insiders" has the meaning set forth in Section 7.13(c).

        "Company Intellectual Property" has the meaning set forth in Section 4.22(a).

        "Company IP Licenses" has the meaning set forth in Section 4.22(a).

        "Company Options" means all options to acquire Company Common Stock granted under the Company Stock Plans outstanding immediately prior to the Effective Time.

        "Company Registrations" has the meaning set forth in Section 4.27(b).

        "Company Rights" has the meaning set forth in Section 4.5(a).

        "Company SEC Reports" has the meaning set forth in Section 4.6(a).

        "Company Securities" has the meaning set forth in Section 4.5(c).

        "Company Stockholder Meeting" has the meaning set forth in Section 4.2.

        "Company Stock Plans" has the meaning set forth in Section 4.5(b)(i).

        "Company Termination Fee" means $3,500,000.

        "Confidentiality Agreement" means the Confidentiality Agreement between Buyer and the Company, dated as of March 24, 2009.

        "Continuing Employees" has the meaning set forth in Section 7.9(a).

        "Contract" has the meaning set forth in Section 4.4.

        "Convertible Notes" has the meaning set forth in Section 4.5(b)(v).

        "Copyrights" has the meaning set forth in Section 4.22(a).

        "Current Policy" has the meaning set forth in Section 7.5(c).

        "Designated Severance Obligations" has the meaning set forth in Section 3.1(b)(vi).

        "DGCL" has the meaning set forth in Section 2.1.

        "DOL" has the meaning set forth in Section 4.11(a).

        "Effect" means any change, event, effect, fact or state of circumstances.

        "Effective Time" has the meaning set forth in Section 2.3.

        "End Date" has the meaning set forth in Section 9.1(b)(i).

        "Engagement Letter" has the meaning set forth in Section 4.13.

        "Environmental Laws" means all applicable federal, state, local and foreign Laws (including international conventions, protocols and treaties), common law, rules, regulations, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into, by or with any Governmental Authority, relating to pollution, the release of or exposure to Hazardous Materials, natural resources or the protection, investigation or restoration of the environment as in effect on the date of this Agreement.

        "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" has the meaning set forth in Section 4.11(b).

        "Excess Cash at Closing" has the meaning set forth in Section 3.1(b)(viii)(B).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Exchange Agent" has the meaning set forth in Section 3.3(a).

        "Exchange Fund" has the meaning set forth in Section 3.3(a).

        "Exercise Period" has the meaning set forth in Section 3.4(b).

        "FDA" has the meaning set forth in Section 4.27(a).

        "FDA Laws" has the meaning set forth in Section 4.27(a).

        "Form S-4" has the meaning set forth in Section 7.1(a)(i).

        "FTC" has the meaning set forth in Section 4.27(a).

        "FTC Laws" has the meaning set forth in Section 4.27(a).

        "GAAP" means United States generally accepted accounting principles.

        "Governmental Authority" means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

        "Hazardous Materials" means (i) any substance that is listed, classified or regulated as hazardous or toxic or a pollutant or contaminant under any Environmental Laws; or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, toxic molds or radon.

        "Indenture" means the indenture between the Company and the Bank of New York, as trustee, dated as of February 17, 2004, relating to the Convertible Notes.

        "Insurance Amount" has the meaning set forth in Section 7.5(c).

        "Intellectual Property" has the meaning set forth in Section 4.22(a).

        "In the Money Options" has the meaning set forth in Section 3.1(b)(vii).

        "IRS" has the meaning set forth in Section 4.11(a).

        "Joint Proxy Statement/Prospectus" has the meaning set forth in Section 7.1(a)(i).

        "Junior Preferred Stock" has the meaning set forth in Section 4.5(a).

        "Knowledge" means (a)(i) with respect to the Company, the actual knowledge of the individuals set forth in Schedule 1.1 of the Company Disclosure Letter and (ii) with respect to Buyer, the actual knowledge of the individuals set forth in Schedule 1.1 of the Buyer Disclosure Letter or (b) in the case of an individual, the actual knowledge of such individual.

        "Law" means applicable statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Governmental Authority.

        "Leased Real Property" has the meaning set forth in Section 4.21(b).

        "Liens" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

        "Material Adverse Effect on the Company" means any Effect that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of the Company; provided, however, that in no event shall any of the following, to the extent occurring after the date hereof, alone or in combination with each other, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse

Effect on the Company: (A) any change in the market price or trading volume of the Company Common Stock, (B) any change in general economic or business conditions except to the extent that such changes have a materially disproportionate adverse effect on the Company relative to other similarly situated participants in the business or industry in which the Company operates, (C) any change in financial or securities market conditions generally, except to the extent that such changes have a disproportionate adverse effect on the Company relative to other similarly situated participants in the business or industry in which the Company operates, (D) any Effects generally affecting the United States biotechnology industry except to the extent that such changes have a disproportionate adverse effect on the Company relative to other similarly situated participants in the business or industry which the Company operates, (E) any change in legal, political or regulatory conditions generally or in any geographic region in which the Company operates except to the extent that such changes have a disproportionate adverse effect on the Company relative to other similarly situated participants in the business or industry which the Company operates, (F) the announcement of the execution of this Agreement or anticipation of the Merger or the pendency thereof, (G) acts of war, armed hostilities, sabotage or terrorism, or any escalation of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent that such changes have a disproportionate adverse effect on the Company relative to other similarly situated participants in the business or industry and in any geographic region in which the Company operates or (H) any failure to meet any internal or published projections, forecasts or revenue or earnings predictions for any period, or (I) changes in Law or GAAP after the date of this Agreement.

        "Material Contracts" has the meaning set forth in Section 4.18(b).

        "Material Licenses" has the meaning set forth in Section 4.18(b).

        "Materials of Environmental Concern" shall mean any hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.

        "Merger" has the meaning set forth in Section 2.1.

        "Merger Sub" has the meaning set forth in the Preamble.

        "Multiemployer Plan" has the meaning set forth in Section 4.11(b).

        "NASDAQ" has the meaning set forth in Section 3.2(a).

        "Non-Voting Common Stock" has the meaning set forth in Section 4.5(a).

        "Patents" has the meaning set forth in Section 4.22(a).

        "Permits" means any licenses, franchises, permits, certificates, consents, approvals or other similar authorizations of, from or by a Governmental Authority possessed by or granted to or necessary for the ownership of the material assets or conduct of the business of the applicable party.

        "Permitted Liens" means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics', carriers', workmen's, repairmen's, materialmen's or other Liens or security interests that arise in the ordinary course of business or that are being contested in good faith and by appropriate proceedings; (iii) pledges or deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; and (v) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by a party or any of its Subsidiaries.

        "Person" means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

        "Purchase Price" has the meaning set forth in Section 3.1(b)(viii).

        "Pre-Closing Period" has the meaning set forth in Section 6.1.

        "Preferred Stock" has the meaning set forth in Section 4.5(a).

        "Proceeding" has the meaning set forth in Section 5.10.

        "PSV Policies" has the meaning set forth in Section 7.9(b).

        "Real Property Lease" has the meaning set forth in Section 4.21(b).

        "Recommendation" has the meaning set forth in Section 7.1(a)(i).

        "Recommendation Withdrawal" has the meaning set forth in Section 7.4(a).

        "Representatives" has the meaning set forth in Section 7.4(a).

        "Required Stockholders Meetings" has the meaning set forth in Section 7.1(d).

        "Requisite Company Stockholder Vote" means the affirmative vote of the holders of a majority of the voting power of the Company Common Stock.

        "Requisite Buyer Stockholder Vote" means the majority of the total votes cast by holders of the Buyer Common Stock at the Buyer Stockholder Meeting.

        "Restricted Shares" has the meaning set forth in Section 4.5(b)(i).

        "Rights Plan" has the meaning set forth in Section 4.5(a).

        "Sarbanes-Oxley Act" has the meaning set forth in Section 4.6(a).

        "SEC" means the United States Securities and Exchange Commission.

        "Section 16 Information" has the meaning set forth in Section 7.13(b).

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Severance Amount" has the meaning set forth in Section 4.5(h).

        "Software" has the meaning set forth in Section 4.22(a).

        "Statement" has the meaning set forth in Section 2.7.

        "Subsidiary," with respect to any Person, means any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person).

        "Superior Proposal" has the meaning set forth in Section 7.4(b).

        "Supplemental Indenture" means a supplemental indenture whereby the Buyer assumes the Company's obligations under the Indenture.

        "Surviving Corporation" has the meaning set forth in Section 2.1.

        "Surviving Corporation Plan" has the meaning set forth in Section 7.9(c).

        "Tax" means (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other comparable assessments, in each case in the nature of a tax, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, alternative and estimated taxes, customs duties, fees, assessments and other charges in the nature of Taxes imposed by any Tax authority or Governmental Entity, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax authority or Governmental Entity in connection with any item described in clauses (A) or (B), and (C) any amounts in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under federal, state, local or foreign Law) or otherwise.

        "Tax Return" means any return, declaration, report, statement, information statement or other document, together with all associated schedules, filed or required to be filed with a Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

        "Trademarks" has the meaning set forth in Section 4.22(a).

        "Trade Secrets" has the meaning set forth in Section 4.22(a).

        "Transaction Expenses" has the meaning set forth in Section 3.1(b)(ix).

        "1993 Stock Plan" has the meaning set forth in Section 4.5(b)(iv).

        "1997 Plan Options" has the meaning set forth in Section 3.4(b).

        "1997 Stock Plan" has the meaning set forth in Section 4.5(b)(i).

        "2007 Stock Plan" has the meaning set forth in Section 4.5(b)(i).

        "2009 Budget" has the meaning set forth in Section 6.1(l).

        1.2    Terms Generally.    The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Company Disclosure Letter. Unless otherwise specified, the words "this Agreement," "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole (including the Schedules, Exhibits and the Company Disclosure Letter) and not to any particular provision of this Agreement.

ARTICLE II
THE MERGER

        2.1    The Merger.    On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time, Merger Sub will merge with and into the Company (the "Merger"), the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the "Surviving Corporation").

        2.2    Closing.    Unless otherwise mutually agreed in writing by the Company and Buyer, the closing of the Merger (the "Closing") will take place at the offices of Lowenstein Sandler PC, 65 Livingston Ave., Roseland, New Jersey, at 10:00 a.m. on the second Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, date and time as the Company and Buyer may agree in writing. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date."

        2.3    Effective Time.    Subject to the provisions of this Agreement, at the Closing, the parties hereto shall cause the Merger to be consummated by executing and filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger will become effective at such date and time as the Certificate of Merger has been duly filed with and accepted for recording by the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Buyer in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the "Effective Time").

        2.4    Effects of the Merger.    The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

        2.5    Organizational Documents.    At the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety in the form attached hereto as Exhibit A and (b) the bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit B, until thereafter amended in accordance with applicable Law.

        2.6    Directors and Officers of Surviving Corporation.    The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time, which resignations shall be a condition of the Merger. Immediately after the Effective Time, Buyer shall take the necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal.

        2.7    Closing Statement.    No later than three (3) Business Days prior to the Closing, the Company shall deliver a statement certified by the Chief Financial Officer of the Company, which shall set forth the Company's calculation of the Cash at Closing Amount and which shall include the items described in Section 2.7(a), (b) and (c), below (the "Statement"). During the period between Buyer's receipt of the Statement and the Closing, Buyer and the Company shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Statement and the Company shall afford to Buyer such access to its books and records related to the Statement as Buyer may deem necessary to verify the Statement. The Statement shall become final upon the earlier to occur of (i) the resolution (whether pursuant to the procedures set forth in Section 2.8 or otherwise) by Buyer and the Company of any disagreements they have with respect thereto (the "Closing Statement") or (ii) at 5:00 PM, New York time, on the second Business Day after the date the Company delivers the Statement to the Buyer, if Buyer has not notified the Company of any disagreements with respect to the Statement by that time. The Statement shall include the following:

          (a)   (i) bank statements for the most recently concluded month and (ii) a roll-forward of the balances shown on such bank statements showing the amount in cash, cash equivalents, marketable securities and short term investments available in the Company's accounts as of the close of business on the day immediately prior to the date of delivery of such Closing Statement which is not subject to any lien or right of set-off in favor of any third party, calculated using the same methods used in the calculation of Cash in the preparation of the Company's audited financial statements and the process and methods described in Schedule 4.6(h) of the Company Disclosure Letter, including the same methods and assumptions used in making good faith estimates in respect of cash equivalents, marketable securities and short term investments for which market valuations are not readily obtainable ("Cash"); and

          (b)   an unaudited balance sheet of the Company as of the day immediately prior to the date of delivery of the Statement prepared in accordance with GAAP applied on a consistent basis using the same procedures and methods as used in preparing the audited financial statements of the Company (the "Closing Balance Sheet"), including a schedule of anticipated payments to be made by the Company during the period following delivery of the Statement to the extent liabilities for such payments have not been accrued on the Closing Balance Sheet; and

          (c)   the aggregate amount of the Designated Severance Obligations.

        2.8    Disagreements Regarding Closing Statement.

          (a)   In the event of a disagreement between Buyer and the Company with respect to the Statement, Buyer and the Company shall work together in good faith to resolve such disagreement. If, after a period of five (5) Business Days after the Company's delivery of the Statement to Buyer, the parties have not reached agreement, they shall promptly thereafter cause an independent accountant of nationally recognized standing reasonably satisfactory to Buyer and the Company (who shall not be either party's independent registered public accounting firm) (the "Accountant"), to review, as promptly as possible, this Agreement and the disputed items or amounts for the purpose of calculating the Cash at Closing Amount. Concurrently with commencement of this review, Buyer shall provide to the Company and the Accountant a statement describing its disagreements with the Company with respect to the Statement and what it believes to be the correct amounts for the disputed item or amounts and for the Cash at Closing Amount in total (the "Buyer Objection Statement"). In making its calculation of the disputed items or amounts and the total Cash at Closing Amount, the Accountant shall consider only those items or amounts in the Statement as to which Buyer and the Company have a disagreement. The Accountant shall deliver to Buyer and the Company, as promptly as practicable, a report setting forth its calculation of the disputed items and amounts and the total Cash at Closing Amount, which shall be final, conclusive and binding upon the Buyer and the Company. Upon delivery of the Accountant's report, the Statement shall be modified as necessary to reflect the Accountant's conclusions and the total Cash at Closing Amount, and upon such modification, the Statement shall be considered the Closing Statement for purposes of Section 2.7 above.

          (b)   Buyer and the Company shall share the fees and expenses of the Accountant's review and report based upon what portion of the changes called for in the Buyer Objection Statement are reflected in the Closing Statement, as follows: (1) the Buyer shall be responsible for an amount equal to the total amount of such fees and expenses multiplied by a fraction, the numerator of which is the difference (if any) between (A) the Cash at Closing Amount shown on the Statement (after adjusting the Statement to reflect all of the changes called for in the Buyer Objection Statement) and (B) the Cash at Closing Amount as shown on the Closing Statement, and the denominator of which is the difference between (C) the Cash at Closing Amount as shown on the

  Statement (after adjusting the Statement to reflect all of the changes called for in the Buyer Objection Statement) and (D) the Cash at Closing Amount as shown on the Statement and (2) the Company shall be responsible for the balance of such fees and expenses.

        2.9    Transaction Expenses.    Concurrently with the delivery of the Statement and no later than three (3) Business Days prior to the Closing Date, the Company shall provide to Buyer the amount, in the aggregate, of all Transaction Expenses that have not been paid prior to Closing and shall provide Buyer with a certificate setting forth (a) the identity of each Person that is owed such amounts; (b) the amount owed or to be owed to each such Person; and (c) the bank account and wire transfer information for each such Person.

ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

        3.1    Conversion of Securities.    At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Buyer, Merger Sub or their stockholders:

          (a)   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

          (b)   Each share of common stock, par value $0.01 per share, of the Company (including the Restricted Shares) ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares, shall be converted into the right to receive a number of shares of common stock of Buyer ("Buyer Common Stock") equal to the Common Stock Exchange Ratio after surrender of such share of Company Common Stock in the manner provided in Section 3.3. Subject to the other provisions of this Article III, as of the Effective Time, each such share of Company Common Stock shall, by virtue of the Merger, cease to be outstanding and shall be cancelled, and each certificate representing any such shares and each book entry on the Company's stock register representing any such shares which are non-certificated shares shall thereafter represent only the right to receive (i) the number of whole shares of Buyer Common Stock into which the shares represented by such certificate or book entry have been converted, and (ii) cash in lieu of fractional shares of Buyer Common Stock in accordance with Section 3.2(a), without interest.

              (i)  "Aggregate Exercise Price" shall mean the aggregate exercise price of all In the Money Options.

             (ii)  "Buyer Common Stock Per Share Value" shall mean, with respect to Buyer Common Stock, the volume weighted average of the closing prices of sales of Buyer Common Stock on NASDAQ on fifteen randomly selected days during the period of thirty trading days ending on the trading day that is two days prior to the Effective Time.

            (iii)  "Cash at Closing Amount" shall mean the result obtained by subtracting the sum of (A) (1) the amount of the Transaction Expenses plus (2) the aggregate principal amount and the amount of accrued but unpaid interest owed by the Company in respect of the Convertible Notes outstanding as of the Closing Date to the extent not reflected as a current liability in the Closing Balance Sheet plus (3) the amount of the Designated Severance Obligations plus (4) the aggregate amount of other current liabilities as indicated on the Closing Balance Sheet from (B) the sum of (1) the amount of Cash available in the Company's accounts as of the Closing Date, plus (2) the amount of other current assets, property and equipment, net and other assets, net reflected on the Closing Balance Sheet less the amount of deferred financing fees included in other assets, net, plus (3) the Aggregate Exercise Price.

            (iv)  "Common Stock Exchange Ratio" shall equal the quotient of (A) the Company Common Stock Per Share Value divided by (B) the Buyer Common Stock Per Share Value.

             (v)  "Company Common Stock Per Share Value" shall equal the quotient of (A) the Purchase Price divided by (B) the sum of (1) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus (2) the number of shares of Company Common Stock issuable upon exercise of In the Money Options outstanding immediately prior to the Effective Time.

            (vi)  "Designated Severance Obligations" shall mean the sum of (A) the Severance Amount in respect of each Company employee or officer who will not be a Continuing Employee, plus (B) the total cash cost to the Company reasonably expected to be incurred in connection with the loss of any federal Tax deduction for the Severance Amounts by virtue of Section 280G of the Code; provided, for the avoidance of doubt, that any reduction of net operating losses as a result of a lost federal Tax deduction for the Severance Amounts shall not in any circumstances be considered a cash cost that is included in the amount of Designated Severance Obligations.

           (vii)  "In the Money Options" means each Assumed Option with an exercise price that is less than or equal to $1.67 per share as of the date of this Agreement (without giving effect to any adjustment to the exercise price of such options arising from the Merger or the other transactions contemplated by this Agreement).

          (viii)  "Purchase Price" shall be defined as follows:

      (A)
      if the Cash at Closing amount is $54,500,000, "Purchase Price" shall mean $94,500,000;

      (B)
      if the Cash at Closing amount is greater than $54,500,000, the "Purchase Price" shall be adjusted upward from $94,500,000 on the basis of the amount by which the Cash at Closing Amount exceeds $54,500,000 (the "Excess Cash at Closing") as follows: (X) the "Purchase Price" shall be increased by $1.30 for each $1 of Excess Cash at Closing until the Purchase Price has been increased to $97,500,000 and (Y) the "Purchase Price" shall be increased above $97,500,000 to a maximum of $100,000,000 by $1 for each $1 of Excess Cash at Closing for which no adjustment has been made pursuant to the preceding clause (X); and

      (C)
      if the Cash at Closing amount is less than $54,500,000, "Purchase Price" shall mean the result obtained by subtracting (X) the amount by which $54,500,000 exceeds the Cash at Closing Amount from (Y) $94,500,000 (rounded to the nearest whole dollar).

            (ix)  "Transaction Expenses" shall mean the sum of (a) all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals engaged by the Company in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and (b) the cost of the tail policy of directors' and officers' liability insurance referred to in Section 7.5(c).

          (c)   Cancelled Shares.    Each share of Company Common Stock held by the Company as treasury stock or owned by Buyer immediately prior to the Effective Time shall be, automatically and without the need for any action on the part of the holders thereof, cancelled and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto (each a "Cancelled Share").

          (d)   Convertible Notes.    The Convertible Notes shall remain outstanding in accordance with their terms and the Buyer shall assume the Company's obligations under such Convertible Notes and related agreements by execution and delivery of a Supplemental Indenture as of the Closing.

          (e)   Limitations on Aggregate Share Issuance.    Notwithstanding anything to the contrary contained in this Agreement, the aggregate number of shares of Buyer Common Stock issuable pursuant to the Merger shall in no event exceed 58% or fall below 32.5% of the outstanding shares of Buyer Common Stock immediately after the Effective Time, calculated on the basis of the total number of shares of Buyer Common Stock outstanding immediately after the Effective Time. The Common Stock Exchange Ratio shall be automatically adjusted to effect the foregoing limitations.

        3.2    Fractional Shares; Adjustments.

          (a)   No fractional shares of Company Common Stock shall be issued as a result of the conversion provided for in Section 3.1(b). In lieu of any such fractional shares, each holder of a fractional interest in Company Common Stock shall be entitled to receive from the Exchange Agent a cash payment therefor in an amount equal to the value (determined with reference to the closing price of a share of Buyer Common Stock as reported on The Nasdaq Stock Market ("NASDAQ") on the last full trading day immediately prior to date the Merger becomes effective) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. Any payment owed with respect to fractional shares shall be rounded upward to the nearest whole cent.

          (b)   If, prior to the Effective Time, the Company or Buyer shall declare a stock dividend or other similar distribution of Company Common Stock or Buyer Common Stock or securities convertible into shares of Company Common Stock or Buyer Common Stock, as applicable, or effect a stock split, reclassification, recapitalization, stock combination or other change with respect to the Company Common Stock or Buyer Common Stock, as applicable, the Common Stock Exchange Ratio shall be adjusted to reflect such dividend, distribution, stock split, reclassification, recapitalization, stock combination or other change.

        3.3    Exchange of Certificates.

          (a)    Exchange Agent.    At or as soon as practicable following the Effective Time, Buyer shall deposit pursuant to an Exchange Agent Agreement in form and substance reasonably satisfactory to the Company with Computershare Inc. or such other exchange agent as may be designated by Buyer and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 3.3, certificates representing shares of Buyer Common Stock issuable pursuant to Section 3.1(b) in exchange for outstanding shares of Company Common Stock and shall from time to time deposit cash in an amount sufficient to make payments in lieu of fractional shares in accordance with Section 3.2(a) (such shares of Buyer Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

          (b)    Procedures.    At or as soon as practicable after the Effective Time, Buyer shall instruct the Exchange Agent to mail to each holder of record of (1) a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Buyer Common Stock pursuant to Section 3.1(b) ("Certificates") and (2) shares of Company Common Stock that were non-certificated shares represented by book entry immediately prior to the Effective Time and which were converted into the right to receive shares of Buyer Common Stock pursuant to Section 3.1(b) ("Book Entry Shares"), (i) a letter of transmittal (which shall be in customary form and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates or Book Entry Shares to the Exchange Agent), and (ii) instructions for effecting the surrender of the Certificates or Book Entry Shares in exchange for certificates representing shares of Buyer Common Stock. Upon surrender of a Certificate or Book Entry Shares for cancellation to the Exchange Agent or an affidavit as provided in Section 3.3(h) , together with a duly executed letter of transmittal, the holder of such Certificate or Book Entry Shares shall be entitled to receive in exchange therefor (x) a certificate or certificates representing that whole number of shares of Buyer Common Stock which such holder has the right to receive pursuant to Section 3.1(b) in such denominations and registered in such names as such holder may request and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article III, after giving effect to any required withholding Tax. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of Buyer Common Stock. In the event of a transfer of ownership of shares of Company Common Stock which is not registered on the transfer records of the Company, a certificate representing the proper number of shares of Buyer Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Company Common Stock held by such transferee or the Book Entry Shares held by such transferee is presented or otherwise surrendered to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

          (c)    Distributions with Respect to Unexchanged Shares.    Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to any shares of Buyer Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book Entry Shares, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate or Book Entry Shares as provided in this Section 3.3. Subject to the effect of applicable abandoned property, escheat or similar Laws, there shall be paid to such holder at the time of surrender of such Certificate or Book Entry Shares, without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable and not paid, and there shall be paid to such holder on the relevant payment date the amount of dividends or other distributions with a record date after the Effective Time and a payment date after such surrender, less the amount of any withholding Taxes which may be required thereon.

          (d)    No Further Ownership Rights in Company Common Stock.    All shares of Buyer Common Stock issued upon surrender of Certificates or Book Entry Shares in accordance with the terms hereof (including any cash paid pursuant to this Article III) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock or outstanding immediately prior to the Effective Time. All Certificates or Book Entry Shares presented to the Surviving Corporation or the Exchange Agent after the Effective Time for any reason shall be cancelled and exchanged as provided in this Section 3.3.

          (e)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to holders of Buyer Common Stock one year after the Closing Date shall be delivered to the Surviving Corporation upon demand, and holders of Certificates or Book Entry Shares previously representing shares of Company Common Stock who have not theretofore complied with this Section 3.3 shall thereafter look only to the Surviving Corporation for payment of any claim to shares of Buyer Common Stock, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

          (f)    No Liability.    None of Buyer, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Buyer Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (g)    Investment of Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Buyer, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation upon termination of the Exchange Fund pursuant to Section 3.3(e).

          (h)    Missing Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and providing an appropriate indemnity or surety bond by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock (including the dividends and distributions with respect thereto) and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

          (i)    Withholding.    Buyer, Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable hereunder any amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld and timely paid to the applicable Tax authority, such amounts shall be treated for all purposes as having been paid to the holder to whom such amounts would otherwise have been paid.

        3.4    Treatment of Options.

          (a)   At the Effective Time, the Company's obligations with respect to each Assumed Option will be assumed by the Buyer. Each Assumed Option so assumed by the Buyer under this Agreement shall be subject to substantially the same terms and conditions set forth in the agreement pursuant to which such Assumed Option was issued as in effect immediately prior to the Effective Time, except that (i) such Assumed Option will be exercisable for that number of shares of Buyer Common Stock equal to the product of the number of shares of Company Common Stock that were purchasable under such Company Option immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, rounded down to the nearest whole number of shares of Buyer Common Stock and (ii) the per share exercise price for the shares of Buyer Common Stock issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Common Stock Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. The adjustment to each Assumed Option pursuant to this Agreement shall be made in a manner that complies with Treasury Regulation Sections 1.424-1 and 1.409A-1(b)(5)(v)(D).

          (b)   Prior to the Effective Time, the vesting of each outstanding option to purchase shares of Company Common Stock under the 1997 Stock Plan (the "1997 Plan Options"), to the extent not yet fully vested, shall be accelerated such that all outstanding 1997 Plan Options are exercisable in full for a specified period of time prior to the Effective Time (the "Exercise Period"). At the Effective Time, each 1997 Plan Option that has not been previously exercised shall terminate, and the Company shall have no further obligations with respect to any such unexercised 1997 Plan Option. The Company shall take all action that may be reasonably necessary to effectuate the provisions of this Section 3.4, including without limitation providing written notice to all holders of 1997 Plan Options by no later than 30 days prior to the Effective Time, which notice shall specify the Exercise Period and indicate that the vesting of 1997 Plan Options, to the extent not fully vested, will be accelerated, that any exercises of 1997 Plan Options must occur prior to the end of the Exercise Period, and that any 1997 Plan Option that has not previously been exercised will automatically terminate at the Effective Time.

          (c)   Buyer will reserve sufficient shares of Buyer Common Stock for issuance pursuant to the Assumed Options under this Section 3.4. As soon as practicable after the Effective Time, Buyer shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Buyer Common Stock subject to the Assumed Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Options remain outstanding.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (i) as set forth in the disclosure letter (the "Company Disclosure Letter") delivered to Buyer and Merger Sub by the Company concurrently with entering into this Agreement (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such disclosure is readily apparent on its face), or (ii) as disclosed in the Company SEC Reports (as defined herein) filed prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent they are primarily predictive or forward-looking in nature), the Company hereby represents and warrants to Buyer and Merger Sub that:

        4.1    Corporate Existence and Power.    The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has all corporate or similar powers and authority required to own, lease and operate its respective properties and to carry on its business as now conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except for any failures to be so licensed or qualified that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is not in violation of its organizational or governing documents in any respect.

        4.2    Corporate Authorization.    The Company has the corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the Requisite Company Stockholder Vote, to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company. The Board of Directors of the Company at a duly held meeting has (i) determined that it is in the best interests of the Company and its stockholders to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at a meeting called for the purpose of approving and adopting this Agreement (the "Company Stockholder Meeting").

        4.3    Governmental Authorization.    The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Certificate of Merger; (ii) compliance with the applicable requirements of the Exchange Act, including the filing of the Form S-4; (iii) compliance with the rules and regulations of NASDAQ; (iv) compliance with any applicable foreign or state securities or blue sky laws; (v) such filings and consents as may be required under any environmental, health or safety law or regulation, or any health care licensure laws, reimbursement authorities and their agents, certificate of need laws and other health care laws and regulations, pertaining to any notification, disclosure or approval required by the Merger or the other transactions contemplated by this Agreement; and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to be made or obtained would not (A) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (B) reasonably be expected to prevent or materially delay the consummation of the Merger.

        4.4    Non-Contravention.    Assuming compliance with the matters referenced in Section 5.3, the receipt of the Requisite Company Stockholder Vote and Buyer's execution of the Supplemental Indenture, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company; (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company, or any of its properties or assets; (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company, or result in the creation of any Lien on any of the properties or assets of the Company under, any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a "Contract") to which the Company is a party or by which the Company or its properties or assets are bound, except, in the case of clause (iii) above, as would not (A) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (B) reasonably be expected to prevent or materially delay the consummation of the Merger.

        4.5    Capitalization; Subsidiaries.

          (a)   The authorized capital stock of the Company consists of (i) 250,000,000 shares of Company Common Stock, (ii) 3,000,000 shares of Non-Voting Common Stock (the "Non-Voting Common Stock"), and (iii) 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), of which 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock (the "Junior Preferred Stock") and have been reserved for issuance upon the exercise of the rights (the "Company Rights") distributed to the holders of Common Stock pursuant to that certain Stockholder Rights Agreement, dated as of March 27, 2002 (the "Rights Plan"), by and between the Company and American Stock Transfer & Trust Company, as Rights Agent.

          (b)   As of May 27, 2009 (the "Capitalization Date"):

              (i)  57,194,682 shares of Company Common Stock were issued and outstanding (which number includes 150,000 shares of restricted Company Common Stock (the "Restricted Shares") outstanding pursuant to the Company's 2007 Stock Incentive Plan (the "2007 Stock Plan") and the Company's 1997 Employee, Director and Consultant Stock Plan (the "1997 Stock Plan", and together with the 2007 Stock Plan, the "Company Stock Plans");

             (ii)  no shares of Company Common Stock were held by the Company in its treasury;

            (iii)  no shares of Preferred Stock were issued and outstanding;

            (iv)  (A) the Company has reserved 6,000,000 shares of Company Common Stock for issuance under the 2007 Stock Plan, of which options to purchase 3,643,632 shares have been granted and are currently outstanding, (B) the Company has reserved 10,500,000 shares of Company Common Stock for issuance under the Company's 1997 Stock Plan, of which options to purchase 1,493,348 shares have been granted and are currently outstanding and (C) there are no options outstanding under the Company's 1993 Stock Option Plan (the "1993 Stock Plan");

             (v)  1,460,061 shares of Company Common Stock were reserved for issuance upon conversion of the Company's outstanding 4.00% Convertible Subordinated Notes due 2011 (the "Convertible Notes"); and

            (vi)  no warrants to purchase shares of Company Common Stock were issued or outstanding.

  All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

          (c)   Except as set forth in Section 4.5(b), there have not been reserved for issuance, and there are no outstanding (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, other than Company Options and the Convertible Notes; (iii) Company Options or other rights or options to acquire from the Company, or obligations of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of the Company (the items in clauses (i) through (iv) collectively, "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. There are no preemptive rights of any kind which obligate the Company to issue or deliver any Company Securities.

          (d)   Other than the issuance of shares of Company Common Stock upon exercise of Company Options, from the Company Balance Sheet Date to the date of this Agreement, the Company has not declared or paid any dividend or distribution in respect of any Company Securities, and the Company has not issued, sold, repurchased, redeemed or otherwise acquired any Company Securities, and the Board of Directors has not authorized any of the foregoing.

          (e)   As of the date hereof, the Company has not entered into any commitment, arrangement or agreement, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Person.

          (f)    Prior to the date of this Agreement, the Company has amended the Rights Plan in accordance with its terms (i) to render the Rights Plan inapplicable to the transactions contemplated by this Agreement and (ii) so that the Company Rights will expire immediately prior to the Effective Time, provided that no Distribution Date (as defined in the Rights Plan) or Stock Acquisition Date (as defined in the Rights Plan) shall have occurred.

          (g)   The Company does not own, directly or indirectly, any capital stock or equity securities of any Person.

          (h)   Section 4.5(h) of the Company Disclosure Letter sets forth, in respect of each officer and employee of the Company, the aggregate amount of severance payments that are payable or may become payable by the Company to such employee or officer in connection with the Merger under an employment agreement set forth in Section 4.11 of the Company Disclosure Letter, the CuraGen Corporation Severance Pay Policy (for each such employee, the "Severance Amount").

        4.6    Reports and Financial Statements; Cash.

          (a)   The Company and its Subsidiaries have filed all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) required to be filed by them with the SEC since January 1, 2005 (all such forms, reports, statements, certificates and other documents filed since January 1, 2005, including any amendments thereto, collectively, the "Company SEC Reports") and all Company SEC Reports have been filed on a timely basis. As of their respective dates the Company SEC Reports complied, and each of the SEC Reports filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as the case may be, and the applicable rules and regulations promulgated thereunder. As of the time of filing with the SEC, none of the Company SEC Reports so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)   The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company SEC Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated statements of operations and comprehensive income, cash flows and changes in stockholders' equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company SEC Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated statements of operations and comprehensive income and cash flows for the periods indicated (subject to normal and recurring period-end adjustments that have not been and are not expected to be material to the Company and its Subsidiaries taken as a whole).

          (c)   Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company's published consolidated financial statements.

          (d)   The Company has made available to Buyer a complete and correct copy of any amendments or modifications which have not yet been filed (but which the Company intends to file) with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, and the regulations promulgated thereunder.

          (e)   The principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were as of the respective dates made, and are, complete and correct.

          (f)    The Company has (A) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer; (B) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (C) evaluated the effectiveness of the Company's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (D) to the extent required by applicable Law, disclosed in such report or amendment any change in the Company's internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

          (g)   The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company's auditors and the audit committee of the Company's Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. Since January 1, 2005, (i) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

          (h)   As of May 22, 2009, the Company has Cash in an amount equal to the amount set forth in Schedule 4.6(h) of the Company Disclosure Letter, which amount has been determined using the process and methods described in such schedule.

        4.7    Undisclosed Liabilities.    Except (i) for those liabilities that are reflected or reserved against on the balance sheet of the Company (including the notes thereto) included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, (ii) for liabilities incurred that are reflected as current liabilities on the Closing Balance Sheet, (iii) for liabilities that have been discharged or paid in full prior to the date that is five Business Days prior to the date of this Agreement in the ordinary course of business consistent with past practice, and (iv) for liabilities in respect of the Transaction Expenses (whether absolute, accrued or contingent or otherwise and whether due or to become due), the Company does not have any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto.

        4.8    Absence of Certain Changes or Events.    Since the date of the financial statements included or incorporated by reference in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (the "Company Balance Sheet Date"), (a) no Effect has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (b) the Company has not taken or omitted to take any action that would, if taken or omitted to be taken after the date hereof, result in a breach of Section 6.1 of this Agreement.

        4.9    Litigation.    The Company is not a party to any, and there are no pending or, to the Company's Knowledge, threatened, Proceedings of any nature against the Company, in each case that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company, nor its business or properties is subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon the Company or its properties or assets.

        4.10    Taxes.    The representations and warranties contained in this Section 4.10 are the only representations and warranties made by the Company in this Agreement with respect to Tax matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company:

          (a)   All Tax Returns required to be filed by or with respect to the Company have been timely filed, and all such Tax Returns are true, correct and complete. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

          (b)   The Company (i) has timely paid all Taxes due and payable (whether or not shown to be due on the Tax Returns referred to in this Section 4.10), except for Taxes for which adequate reserves have been established in accordance with GAAP, and (ii) has made adequate provision in the applicable financial statements, in accordance with GAAP, for all Taxes not yet due and payable with respect to taxable periods, or portions thereof, for which no Tax Return has yet been filed.

          (c)   As of the date hereof, no audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of the Company, threatened with respect to any Taxes of the Company.

          (d)   There are no Tax sharing agreements (or similar agreements) under which the Company is liable for Taxes of any other Person (other than the Company).

          (e)   The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying or intended to qualify for Tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

          (f)    The Company has not participated in a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).

          (g)   The Company does not have any liability for Taxes of any Person (other than the Company) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

          (h)   There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company. The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and has duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid under all applicable Laws, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

          (i)    The Company has delivered or made available to Buyer complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Company relating to the Taxable periods since January 1, 2005 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the Company.

          (j)    The Company has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group of which the Company is the common parent.

          (k)   No Person has granted any extension or waiver of the statute of limitations period applicable to any Tax of the Company, which period (after giving effect to such extension or waiver) has not yet expired.

          (l)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (m)  The Company has not changed any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its Tax Returns for the Tax year ended December 31, 2007.

          (n)   The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law); (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (iii) installment sale or other open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

          (o)   To the Knowledge of the Company, after consulting with its Tax advisors, neither the Company nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

        4.11    Employee Benefit Plans.

          (a)   Section 4.11(a)  of the Company Disclosure Letter sets forth a correct and complete list of (i) all employee welfare benefit plans (as defined in Section 3(1) of ERISA), (ii) all employee pension benefit plans (as defined in Section 3(2) of ERISA) and (iii) all other employee benefit plans, programs, policies, agreements or arrangements, including any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan or other equity-based plan, change in control agreement, retention, severance pay plan, dependent care plan, sick leave, disability, death benefit, group insurance, hospitalization, dental, life, any fund, trust or arrangement providing health benefits including multiemployer welfare arrangements, a multiple employer welfare fund or arrangement, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, termination agreement, severance agreement, noncompetition agreement, consulting agreement, confidentiality agreement, vacation policy, employee loan, or other similar plan, agreement or arrangement, whether written or oral, funded or unfunded, or actual or contingent that (A) is maintained by the Company or any of its Subsidiaries for the benefit of any current or former employees, consultants or directors of the Company or any of its Subsidiaries, or their beneficiaries (collectively, "Company Employees"), (B) has been approved by the Company or any of its Subsidiaries but is not yet effective for the benefit of Company Employees, or (C) was previously maintained by the Company or any of its Subsidiaries for the benefit of the Company Employees and with respect to which the Company or any of its Subsidiaries has any liability (each a "Company Benefit Plan"). The Company has made available to Buyer a correct and complete copy (where applicable) of (1) each Company Benefit Plan (or, where a Company Benefit Plan has not been reduced to writing, a summary of all material terms of such Company Benefit Plan), (2) each trust or funding arrangement prepared in connection with each Company Benefit Plan, (3) the three most recently filed annual reports on Internal Revenue Service ("IRS") Form 5500 or any other annual report required by applicable Law with respect to each Company Benefit, (4) the most recently received IRS determination letter for each Company Benefit Plan, (5) the most recently prepared actuarial report and financial statement in connection with each Company Benefit Plan, (6) the most recent summary plan description, any summaries of material modification, any employee handbooks and any material written communications (or a description of any material oral communications) by the Company or any of its Subsidiaries to any Company Employee concerning the extent of the benefits provided under any Plan, (7) all material correspondence during the past five years with the IRS, United States Department of Labor ("DOL") and any other Governmental Authority regarding any Company Benefit Plan, (8) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Company Benefit Plan and (9) any other documents in respect of any Company Benefit Plan reasonably requested by Buyer. Neither the Company nor any of its Subsidiaries has any plan or commitment to establish any new Company Benefit Plan or to modify any Company Benefit Plan, except to the extent required by Law.

          (b)   None of the Company or any of its Subsidiaries or any other Person or entity that, together with the Company or any of its Subsidiaries, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company and any of its Subsidiaries, an "ERISA Affiliate"), has now or at any time within the past six years (and in the case of any such other Person or entity, only during the period within the past six years that such other Person or entity was an ERISA Affiliate) contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or the comparable provisions of any other applicable Law) (a "Multiemployer Plan") or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063, 4064 or 4069 of ERISA.

          (c)   (i) Each Company Benefit Plan has been maintained and operated in all material respects in compliance with its terms and applicable Law, including ERISA, the Code, Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as "COBRA", and any other applicable Laws, including the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, (ii) with respect to each Company Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the DOL or any other Governmental Authority, or to the participants or beneficiaries of such Company Benefit Plan have been filed or furnished on a timely basis, except for failures to timely file that have not resulted, and are not reasonably likely to result, in material liability to the Company, and (iii) each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to the effect that the Company Benefit Plan satisfies the requirements of Section 401(a) of the Code taking into account all changes in qualification requirements under Section 401(a) for which the applicable "remedial amendment period" under Section 401(b) of the Code has expired, and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or Tax under ERISA, the Code or any other applicable Laws.

          (d)   With respect to any Company Benefit Plan, (i) no actions, claims or proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such actions, claims or proceedings, and (iii) no administrative investigation, audit or other administrative proceeding by the DOL, the IRS or other Governmental Authority, including any voluntary compliance submission through the IRS's Employee Plans Compliance Resolution System or the DOL's Voluntary Fiduciary Correction Program, is pending, in progress or, to the Knowledge of the Company, threatened.

          (e)   Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other "party in interest" or "disqualified person" with respect to any Company Benefit Plan has engaged in a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code involving such Company Benefit Plan. No fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Company Benefit Plan.

          (f)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment or benefit becoming due, or increase the amount of any compensation due, to any Company Employee, (ii) increase any benefits otherwise payable under any Company Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; and no such payment or benefit will be characterized as an "excess parachute payment," as such term is defined in Section 280G of the Code. Neither the Company nor any of its Subsidiaries is a party to any contract, arrangement or plan pursuant to which it is bound to compensate any Person for any excise or other additional Taxes under Section 409A or 4999 of the Code or any similar provision of state, local or foreign Law.

          (g)   The Company may amend or terminate any Company Benefit Plan (other than an employment agreement or any similar agreement that cannot be terminated without the consent of the other party) at any time without incurring liability thereunder, other than in respect of accrued and vested obligations and medical or welfare claims incurred prior to such amendment or termination.

          (h)   All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Plan, and in accordance with applicable Law (including pursuant to 29 C.F.R. Section 2510.3-102), as of the date hereof have been made or reflected on the Company's financial statements in accordance with GAAP.

          (i)    Except for the continuation coverage requirements under COBRA or other applicable Law, neither the Company nor its Subsidiaries have any obligations or potential liability for health, life or similar welfare benefits to Company Employees or their respective dependents following termination of employment.

          (j)    Each Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each plan year ending prior to Effective Time.

          (k)   No Company Benefit Plan is maintained in a jurisdiction outside of the United States or for employees outside of the United States.

          (l)    The Company has identified each Company Benefit Plan that is a "nonqualified deferred compensation plan" (within the meaning of Section 409A of the Code) subject to Section 409A of the Code, and each Company Benefit Plan so identified, to the extent subject to Section 409A of the Code, has been operated and administered since January 1, 2005 in reasonable, good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and the regulations issued thereunder.

        4.12    Compliance With Laws.

          (a)   The Company is, and at all times since January 1, 2006 has been, in compliance with all Laws applicable to the Company and its business and activities, except for failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

          (b)   As of the date hereof, the Company has not received written notice from a Governmental Authority that it is a target of, or the subject of, any action, proceeding, suit, investigation or sanction by or on behalf of any Governmental Authority brought pursuant to any Law, nor, to the Knowledge of the Company, has any such action, proceeding, suit, investigation or sanction been threatened in writing.

          (c)   The Company has and maintains in full force and effect, and is in compliance with, all Permits and all orders from Governmental Authorities necessary for the Company to carry on its business as currently conducted, except where the failure to so maintain or be in compliance would not reasonably be expected to result in a Material Adverse Effect on the Company.

        4.13    Finders' Fees.    No agent, broker, investment banker, financial advisor or other firm or person except Piper Jaffray is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon Contracts made by or on behalf of the Company. The Company has disclosed to Buyer all terms of the engagement of Piper Jaffray (the terms of such engagement, the "Engagement Letter"), including the amount of such fees and any right of first offer or other "tail" provisions, and the aggregate amount of fees payable or to become payable to Piper Jaffray is included in the Transaction Expenses.

        4.14    Opinion of Financial Advisor.    The Company has received the opinion of Piper Jaffray, dated May 28, 2009, to the effect that the Purchase Price is fair from a financial point of view to the holders of Company Common Stock, a copy of which opinion has been delivered to Buyer or will be delivered to Buyer promptly following the date of this Agreement.

        4.15    Affiliate Transactions.    Except for this Agreement and the Merger, there are no transactions, or series of related transactions, agreements, arrangements or understandings, between the Company, on the one hand, and the Company's Affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act as currently applicable to the Company that are not so disclosed.

        4.16    Anti-Takeover Provisions.    Subject to the accuracy of the representation set forth in Section 5.19 hereof, the Board of Directors of the Company has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other transactions contemplated by this Agreement.

        4.17    Voting.

          (a)   The Requisite Company Stockholder Vote is the only vote of the holders of any class or series of the capital stock of the Company or other Company Security necessary to approve and adopt this Agreement and approve the Merger and the other transactions contemplated thereby.

          (b)   There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company is a party with respect to the voting or registration of any shares of capital stock of the Company. There are no bonds, other debentures, notes or other instruments of indebtedness of the Company that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which stockholders of the Company may vote.

        4.18    Contracts.

          (a)   Neither the Company nor, to the Company's Knowledge, any other party, is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any Material Contracts to which it is a party; and, to the Knowledge of the Company, there has not occurred any event that, with the lapse of time or giving of notice or both, could constitute such a default.

          (b)   Section 4.18(b)  of the Company Disclosure Letter sets forth a list as of the date of this Agreement of (i) all agreements or contracts regarding the acquisition of a Person or business, whether in the form of an asset purchase, merger, consolidation or otherwise (including any such agreement or contract that has closed but under which one or more of the parties has executory indemnification, earn-out or other liabilities) to which the Company is a party, (ii) all credit agreements, indentures, and other agreements related to any indebtedness for borrowed money of the Company, (iii) all joint venture or other similar agreements to which the Company is a party, (iv) all material lease agreements to which the Company is a party, (v) contracts under which the Company has advanced or loaned any other person any material amounts, (vi) guarantees of any obligations, (vii) contracts or groups of related contracts with the same party or group of parties the performance of which involves annual consideration in excess of $100,000 which are not cancelable by the Company on thirty (30) days' or less notice without premium or penalty, (viii) each supply agreement and each "single source" supply contract pursuant to which goods or materials that are material to the Company's business are supplied to the Company from an exclusive source, (ix) each exclusive sales representative or exclusive distribution contract to which the Company is a party, (x) agreements under which the Company has granted any person registration rights (including demand and piggy-back registration rights), (xi) all contracts or agreements purporting to restrict or prohibit the Company from engaging or competing in any business or engaging or competing in any business in any geographic area, (xii) all employment, consulting, retention, severance, change in control, non-competition, termination or indemnification agreements between the Company and any director or officer of the Company or any other employee earning noncontingent cash compensation in excess of $100,000 per year, (xiii) all labor agreements, collective bargaining agreements or other labor related contracts (including work rules and practices) to which the Company is a party with respect to any labor union, labor organization, trade union, works council or similar organization or association of employees, (xiv) all licenses, consents to use, non-assertion agreements and coexistence agreements concerning Intellectual Property to which the Company is a party and material software used by the Company other than non-customized software subject to customary "shrink-wrap" or "click-through" type contracts (the "Material Licenses"), (xv) each contract to which the Company is a party with any Governmental Authority, (xvi) any contract which provides for termination, acceleration of payment or other special rights upon the occurrence of a change in control of the Company and (xvii) all other contracts which are material to the Company taken as a whole (collectively, the "Material

  Contracts"). The Company has made available to Buyer a correct and complete copy of each agreement listed in Section 4.18(a) of the Company Disclosure Letter.

          (c)   No Material Contract will, by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any party thereto in order to remain in full force and effect immediately after the Effective Time.

          (d)   Section 4.18(d)  of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of all agreements of the Company with any executive officer or director of the Company. No officer or director of the Company, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of the Company which interest would be required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

        4.19    Labor and Employee Matters.    With respect to the Company: (i) there has not been within the six (6) years preceding the Effective Time, and there are not now pending, or to the Company's Knowledge threatened, labor or employment controversies, including any Proceeding alleging unlawful harassment, employment discrimination or unfair labor practices; (ii) to the Company's Knowledge, no union organizing efforts are underway or threatened as of the date hereof with respect to any Company Employee; and (iii) there is, as of the date hereof, no strike, slowdown, work stoppage or lockout underway or, to the Company's Knowledge, threatened in writing. Section 4.19 of the Company Disclosure Letter sets forth a list of collective bargaining agreements with any labor organization to which Company is a party and a list of any labor organization with which Company is currently in labor negotiations. No "mass layoff," plant closing or similar event as defined by the Worker Adjustment and Retraining Notification Act (WARN) has occurred with respect to the Company during the six (6) years preceding the Effective Time. The Company does not have any liability for any payment to any trust or other fund governed by or maintained on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations of any employee, contractor or other service provider (other than routine payments to be made in the normal course of business consistent with past practice). Each Person classified as an independent contractor by the Company has satisfied the requirements of applicable Law to be so classified, and Company has fully and accurately reported such independent contractor's compensation on IRS Forms 1099 when required to do so. The Company has not entered into any written agreement, arrangement or understanding restricting its ability to terminate the employment of any Company Employee, for any lawful or no reason, without penalty or liability. The Company has not, directly or through agents and independent contractors, employed any unauthorized aliens, as defined in 8 U.S.C. Section 1324a(h)(3) and has complied, or caused any such agent or independent contractor, to comply with the employment verification and record-keeping requirements of 8 U.S.C. Section 1324a and 8 C.F.R. Section 274a, as amended. To the Company's Knowledge, the Company is in compliance with the Immigration and Nationality Act and the Immigration Reform and Control Act.

        4.20    Environmental.    (i) The Company is in compliance in all material respects with all applicable Environmental Laws, and possesses and complies in all material respects with all applicable Environmental Permits required under such Laws to operate as it presently operates; (ii) there are no Materials of Environmental Concern at any property owned or operated by the Company, under circumstances that are reasonably likely to result in a material liability of the Company under any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning, any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither the Company nor any of its Subsidiaries has received any written claim or complaint, or is subject to any proceeding, relating to material noncompliance with Environmental Laws or any other material liabilities pursuant to Environmental Laws, and no such matter has been threatened in writing to the Knowledge of the Company.

        4.21    Property.

          (a)   The Company does not own any real property as of the date of this Agreement.

          (b)   Section 4.21(b) of the Company Disclosure Letter contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company as of the date of this Agreement (collectively, including the improvements thereon, the "Leased Real Property") and a true and complete description of all oral Real Property Leases to which the Company is currently a party. True and complete copies of all agreements under which the Company is the landlord, sublandlord, tenant, subtenant or occupant (each a "Real Property Lease") that have not been terminated or expired as of the date hereof have been made available to Buyer.

          (c)   The Company has a valid leasehold estate in all Leased Real Property free and clear of all Liens, except Permitted Liens.

          (d)   Other than the Real Property Leases, none of the Leased Real Properties is subject to any lease, sub-lease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such Leased Real Property or any part thereof.

          (e)   Each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms, and there is no material default under any Real Property Lease by the Company, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company thereunder.

        4.22    Intellectual Property; Software.

          (a)   As used herein: (i) "Intellectual Property" means all U. S. and foreign (A) trade names, corporate names, logos, slogans, trade dress, trademarks, service marks, and trademark and service mark registrations and applications therefor and all goodwill associated therewith ("Trademarks"); (B) patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures ("Patents"); (C) copyrights, copyright registrations and applications therefor ("Copyrights"); and (D) trade secrets, know-how and other proprietary information which derives independent economic value from not being generally known to the public (collectively, "Trade Secrets"); (ii) "Company IP Licenses" means all Contracts (excluding "click-wrap" or "shrink-wrap" agreements or agreements contained in "off-the-shelf" computer programs (whether in source code, object code, or other form), databases, compilations and data, and all documentation, including user manuals and training materials relating to the foregoing ("Software") or the terms of use or service for any Web site) pursuant to which the Company has acquired rights in (including usage rights) any Intellectual Property, or licenses and agreements pursuant to which the Company has out-licensed or transferred the right to use any Intellectual Property, including license agreements, settlement agreements and covenants not to sue; and (iii) "Company Intellectual Property" means the Intellectual Property, Company IP Licenses and Software held for use or used in the business of the Company as presently conducted; provided that, with respect to Patents, the Company Intellectual Property includes only those Patents set forth in Section 4.22(b) of the Company Disclosure Letter.

          (b)   Section 4.22(b) of the Company Disclosure Letter sets forth a complete and accurate list of the following items, to the extent included in the Company Intellectual Property owned or exclusively in-licensed by the Company: (i) each Patent, (ii) each Trademark application and registration and (iii) each Copyright registration and application.

          (c)   Neither the Company nor any of its Subsidiaries has misrepresented, or failed to disclose, any facts or circumstances in any application for any Patent or Trademark registration included in the Company Intellectual Property that would constitute fraud with respect to such application.

          (d)   To the Knowledge of the Company, the Company owns or possesses all licenses or other legal rights to use, sell or license all material Company Intellectual Property in the manner used, sold or licensed in the business of the Company as presently conducted, free and clear of all Liens, other than Permitted Liens. The Company is the sole owner of each item of material Company Intellectual Property that the Company purports to own (including, but not limited to, each item of Company Intellectual Property listed on Section 4.22(d) of the Company Disclosure Letter).

          (e)   No Company Intellectual Property is subject to any proceeding or outstanding judgment that restricts and/or conditions in any manner the use, transfer or licensing thereof by the Company or which would reasonably be expected to affect in any material respect the validity, use or enforceability of such Company Intellectual Property.

          (f)    To the Knowledge of the Company, no Person is infringing, misappropriating, or diluting any Company Intellectual Property.

          (g)   All material Trademark registrations and applications for registration, material Patents issued or pending and material Copyright registrations and applications for registration owned by the Company are subsisting, have not lapsed, expired or been abandoned, and, to the Knowledge of the Company, are not, as of the date hereof, the subject of any opposition, interference or similar proceeding filed with the United States Patent and Trademark Office or any other intellectual property registry.

          (h)   To the Knowledge of the Company, the Company Intellectual Property constitutes all the Intellectual Property and Software necessary for the continuing conduct and operation of the Company's business as conducted and operated by the Company as of the date hereof in all material respects. The Company has not received any written notice within the two (2) year period preceding the date hereof that any of the products or services provided or sold by the Company, or proposed to be provided or sold by the Company, or any method, process or know-how used by the Company, infringes or is alleged to infringe any Intellectual Property of any other Person.

        4.23    Insurance.    The Company Disclosure Letter sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the past three years with respect to each type of coverage) of all policies of insurance maintained, owned or held by the Company during the past three years. The Company shall use all reasonable best efforts to keep such insurance or comparable insurance in full force and effect through the Effective Time. The Company has complied in all material respects with each such insurance policy to which it is a party. Each such policy is in full force and effect and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement.

        4.24    Certain Business Practices.    Neither the Company nor, to the Knowledge of the Company, any director, officer, employee or agent of the Company has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

        4.25    Suppliers And Manufacturers; Effect Of Transaction.

          (a)   Section 4.25 of the Company Disclosure Letter sets forth a true, complete and correct list of each supplier and manufacturer that is the sole supplier or manufacturer of any material product or service to the Company. Since January 1, 2008, there has not been: (A) any materially adverse change in the business relationship of the Company with any supplier or manufacturer named in the Company Disclosure Letter; or (B) any change in any material term (including credit terms) of the sales agreements or related agreements with any supplier or manufacturer named in the Company Disclosure Letter.

          (b)   Since January 1, 2008, the Company has not received any written notice of any plan or intention of the Company's material suppliers, collaborators, distributors, licensors or licensees to cancel or otherwise terminate its relationship with the Company. Without limiting the generality of the foregoing, since January 1, 2008 the Company has not received any written notice alleging that it is not in compliance in any material respects with development obligations under any material license agreements.

          (c)   To the Knowledge of the Company, since January 1, 2008, no creditor, supplier, employee, client, customer or other person having a material business relationship with the Company has informed the Company in writing that such person intends to materially change its relationship with the Company because of the transactions contemplated by this Agreement or otherwise.

        4.26    Government Contracts.    The Company has not been suspended or debarred from bidding on contracts with any Governmental Authority, and no such suspension or debarment has been initiated or, to the Knowledge of the Company, threatened. The consummation of the Merger and other transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company.

        4.27    FDA Regulatory Compliance.

          (a)   The Company is in compliance with all applicable Laws, rules, regulations and orders administered or issued by (i) the U.S. Food and Drug Administration ("FDA") or any comparable Governmental Entity ("FDA Laws") or (ii) to the Knowledge of the Company, the U.S. Federal Trade Commission ("FTC") ("FTC Laws").

          (b)   The Company has all material authorizations, approvals, licenses, permits, certificates, registrations, or exemptions from the FDA or other Governmental Entities required to conduct their respective businesses and produce, market, sell and distribute their products, in each case as currently conducted and as presently contemplated by the Company to be conducted ("Company Registrations"). Each of the Company Registrations is valid and subsisting in full force and effect. The Company has received no written or oral notice that the FDA or any other Governmental Entity is or may consider limiting, suspending, or revoking such Company Registrations or changing the marketing classification or labeling of the Company's products. There is no false or misleading information or significant omission in any product application or other submission to the FDA or any comparable Governmental Entity. The Company has fulfilled and performed all material obligations under each Company Registration, and no event has occurred or condition or state of facts exists that would reasonably be expected to constitute a violation or to cause revocation or termination of any such Company Registration. To the Knowledge of the Company, all third parties that are manufacturers, contractors, or suppliers for the Company are in compliance with all applicable FDA Laws insofar as they pertain to the manufacture of product components or products for the Company.

          (c)   All products developed, manufactured, tested, distributed or marketed by or on behalf of the Company that are subject to the jurisdiction of the FDA or any comparable Governmental Entity or the FTC have been and are being developed, investigated, tested, manufactured, distributed and marketed in compliance with the FDA Laws, including, where applicable, pre-market notification, good manufacturing practices, labeling, advertising, record-keeping and adverse event reporting, and to the Knowledge of the Company, have been and are being marketed, and sold in compliance with FTC Laws.

          (d)   The Company has not received any written notice during the past three years from the FDA or any comparable Governmental Entity, or from the FTC or any comparable Governmental Entity, that alleges that the Company or a Subsidiary is not in compliance in any material respect with FDA Laws or FTC Laws. The Company and its Subsidiaries have responded to all observations made by the FDA during inspections and have not received any Warning Letters.

          (e)   No product has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, and to the Company's Knowledge there are no facts or circumstances reasonably likely to cause the FDA, any comparable Governmental Entity or the FTC to require (i) the seizure, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any product; (ii) a change in the labeling of any product; or (iii) a termination, seizure or suspension of marketing of any product. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any product are pending or, to the Company's Knowledge, threatened against the Company.

          (f)    Neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company, any director, officer or employee, or other Person acting on behalf of any of them, has made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing Company Registrations for the Company or any of its Subsidiaries, (ii) to pay for favorable treatment by the FDA or any other comparable Governmental Entity or the FTC with regards to the manufacturing, labeling and marketing of their products, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, or (iv) in violation of any FDA Laws or FTC Laws.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
AND MERGER SUB

        Except (i) as set forth in the disclosure letter (the "Buyer Disclosure Letter") delivered to the Company by Buyer concurrently with entering into this Agreement (it being understood that any information set forth in one section or subsection of the Buyer Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such disclosure is readily apparent on its face) or (ii) as disclosed in the Buyer SEC Reports (as defined herein) filed prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent they are primarily predictive or forward-looking in nature), Buyer hereby represents and warrants to the Company that:

        5.1    Corporate Existence and Power.    Each of Buyer and Merger Sub is duly organized, validly existing and in good standing under the Laws of Delaware and has all corporate power and authority required to (a) carry on its business as presently conducted and (b) consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder.

        5.2    Corporate Authorization.    Each of Buyer and Merger Sub has the corporate power and authority to execute and deliver this Agreement and, subject to the approval of the issuance of shares of Buyer Common Stock in connection with the Merger by the Requisite Buyer Stockholder Vote, to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and the consummation by Buyer and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer and the Board of Directors of Merger Sub. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due and valid execution and delivery of the Agreement by the Company, constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

        5.3    Governmental Authorization.    The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the consummation by Buyer and Merger Sub of the Merger do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Certificate of Merger; (ii) compliance with the applicable requirements of the Exchange Act; (iii) compliance with any applicable foreign or state securities or blue sky Laws; (iv) compliance with applicable environmental, health and safety Laws and regulations and any health care licensure Laws; and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have or reasonably be expected to have a Buyer Material Adverse Effect.

        5.4    Non-Contravention.    Assuming approval of the issuance of shares of Buyer Common Stock in connection with the Merger by the Requisite Buyer Stockholder Vote and adoption of this Agreement by Buyer in its capacity as sole stockholder of Merger Sub (which Buyer shall cause to occur as soon as reasonably practicable following the execution of this Agreement), the execution, delivery and performance by Buyer and Merger Sub of this Agreement and the consummation by Buyer and Merger Sub of the Merger and the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Buyer and Merger Sub, (ii) contravene, conflict with or constitute a violation of any provision of any Law binding upon or applicable to Buyer or Merger Sub or any of their respective properties or assets or (iii) require the consent, approval, or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or any event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or Merger Sub or to the loss of a material benefit to which Buyer is entitled under, or result in the creation of any Lien upon the properties or assets of Buyer or Merger Sub under, any Contract to which Buyer or Merger Sub is a party or by which it or any of its properties or assets are bound except in the case of clause (ii) or (iii) as would not have or reasonably be expected to have a Buyer Material Adverse Effect.

        5.5    Capitalization.

          (a)   The authorized share capital of Buyer consists of 297,000,000 shares of Buyer Common Stock and 3,000,000 shares of Series C Preferred Stock, par value $0.01 per share. As of May 27, 2009, there were (i) 15,820,593 shares of Buyer Common Stock issued and outstanding, and (B) no shares of Series C Preferred Stock issued and outstanding, and (iii) Buyer Options to purchase an aggregate of 2,784,068 shares of Buyer Common Stock, with a weighted average exercise price of $8.42 per share, issued and outstanding. All outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. No Subsidiary of Buyer owns any Buyer Common Stock or any other equity securities of Buyer.

          (b)   Except as set forth in Section 5.5(a), there have not been reserved for issuance, and there are no outstanding (i) shares of capital stock or other voting securities of Buyer; (ii) securities of Buyer or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Buyer, other than Buyer Options; (iii) Buyer Options or other rights or options to acquire from Buyer or obligations of Buyer to issue any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of Buyer; or (iv) equity equivalent interests in the ownership or earnings of Buyer (the items in clauses (i) through (iv) collectively, "Buyer Securities"). There are no outstanding obligations of Buyer to repurchase, redeem or otherwise acquire any Buyer Securities. There are no preemptive rights of any kind which obligate Buyer to issue or deliver any Buyer Securities.

          (c)   Other than the issuance of shares of Buyer Common Stock upon exercise of Buyer Options and as contemplated by this Agreement, from the Balance Sheet Date to the date of this Agreement, Buyer has not declared or paid any dividend or distribution in respect of any Buyer Securities, and neither Buyer nor any of its Subsidiaries has issued, sold, repurchased, redeemed or otherwise acquired any Buyer Securities, and their respective boards of directors have not authorized any of the foregoing.

          (d)   All of the shares of Buyer Common Stock to be issued pursuant to the Merger have been duly authorized by all necessary corporate action and will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any Law or regulation, Buyer's certificate of incorporation or bylaws or any agreement to which Buyer is a party or otherwise bound.

        5.6    SEC Reports.

          (a)   Buyer (including, for the purposes of this Section 5.6(a), all predecessor entities) and its Subsidiaries have filed all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) required to be filed by them with the SEC since January 1, 2007 (all such forms, reports, statements, certificates and other documents filed since January 1, 2007, including any amendments thereto, collectively, the "Buyer SEC Reports") and all Buyer SEC Reports have been filed on a timely basis. As of their respective dates the Buyer SEC Reports complied, and each of the Buyer SEC Reports filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder. As of the time of filing with the SEC, none of the Buyer SEC Reports so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)   The audited consolidated financial statements of Buyer (including any related notes thereto) included in the Buyer SEC Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer and its Subsidiaries at the respective dates thereof and the consolidated statements of operations and comprehensive income, cash flows and changes in stockholders' equity for the periods indicated. The unaudited consolidated financial statements of Buyer (including any related notes thereto) for all interim periods included in the Buyer SEC Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer and its Subsidiaries as of the respective dates thereof and the consolidated statements of operations and comprehensive income and cash flows for the periods indicated (subject to normal and recurring period-end adjustments that have not been and are not expected to be material to Buyer and its Subsidiaries taken as a whole).

          (c)   Neither Buyer nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Buyer and any of its subsidiaries, on the one hand, and any affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer or any of its Subsidiaries in Buyer's published consolidated financial statements.

          (d)   Buyer has made available to the Company a complete and correct copy of any amendments or modifications which have not yet been filed (but which Buyer intends to file) with the SEC to agreements, documents or other instruments which previously had been filed by Buyer with the SEC pursuant to the Securities Act or the Exchange Act, and the regulations promulgated thereunder.

          (e)   The principal executive officer and principal financial officer of Buyer have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were as of the respective dates made, and are, complete and correct.

          (f)    Buyer has (A) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to Buyer, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer; (B) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (C) evaluated the effectiveness of Buyer's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Buyer SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (D) to the extent required by applicable Law, disclosed in such report or amendment any change in Buyer's internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, Buyer's internal control over financial reporting.

          (g)   Buyer has disclosed, based on the most recent evaluation of internal control over financial reporting, to Buyer's auditors and the audit committee of Buyer's Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Buyer's ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer's internal control over financial reporting. Since January 1, 2005, (i) neither Buyer nor any of its Subsidiaries, nor, to the Knowledge of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Buyer or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of Buyer or any committee thereof or to any director or officer of Buyer.

        5.7    Undisclosed Liabilities.    Except (i) for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer (including the notes thereto) included in Buyer's Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2009 that do not exceed $250,000 in the aggregate and (iii) for liabilities that have been discharged or paid in full prior to the date that is five (5) Business Days prior to the date of this Agreement in the ordinary course of business consistent with past practice, Buyer does not have any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto.

        5.8    Absence of Certain Changes or Events.    Since the date of the financial statements included or incorporated by reference in Buyer's Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (the "Buyer Balance Sheet Date"), (a) no Effect has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect and (b) Buyer has not taken or omitted to take any action that would, if taken or omitted to be taken after the date hereof, result in a breach of Section 6.2 of this Agreement.

        5.9    Taxes.    The representations and warranties contained in this Section 5.9 are the only representations and warranties made by Buyer in this Agreement with respect to Tax matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect:

          (a)   All Tax Returns required to be filed by or with respect to Buyer have been timely filed, and all such Tax Returns are true, correct and complete. Buyer is not currently the beneficiary of any extension of time within which to file any Tax Return.

          (b)   Buyer (i) has timely paid all Taxes due and payable (whether or not shown to be due on the Tax Returns referred to in Section 5.9), except for Taxes for which adequate reserves have been established in accordance with GAAP, and (ii) has made adequate provision in the applicable financial statements, in accordance with GAAP, for all Taxes not yet due and payable with respect to taxable periods, or portions thereof, for which no Tax Return has yet been filed.

          (c)   As of the date hereof, no audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of Buyer, threatened with respect to any Taxes of Buyer.

          (d)   No Person has granted any extension or waiver of the statute of limitations period applicable to any Tax of Buyer, which period (after giving effect to such extension or waiver) has not yet expired.

          (e)   Buyer has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying or intended to qualify for Tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

          (f)    There are no Tax sharing agreements (or similar agreements) under which Buyer is liable for Taxes of any other Person (other than Buyer).

          (g)   Buyer has not participated in a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).

          (h)   To the Knowledge of Buyer, after consulting with its Tax advisors, neither Buyer nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

        5.10    Litigation.    As of the date hereof neither Buyer nor any of its Subsidiaries is a party to any, and there are no pending or, to Buyer's Knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations (a "Proceeding") of any nature against Buyer or any of its Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect. Neither Buyer, its Subsidiaries, nor any of their respective businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon Buyer, its Subsidiaries or their respective properties or assets.

        5.11    Environmental.    (i) Buyer is in compliance in all material respects with all applicable Environmental Laws, and possesses and complies in all material respects with all applicable Environmental Permits required under such Laws to operate as it presently operates; (ii) there are no Materials of Environmental Concern at any property owned or operated by Buyer, under circumstances that are reasonably likely to result in a material liability of Buyer under any applicable Environmental Law; (iii) neither Buyer nor any of its Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning, any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither Buyer nor any of its Subsidiaries has received any written claim or complaint, or is subject to any proceeding, relating to material noncompliance with Environmental Laws or any other material liabilities pursuant to Environmental Laws, and no such matter has been threatened in writing to the Knowledge of Buyer.

        5.12    Intellectual Property; Software.

          (a)   As used herein: (i) "Buyer IP Licenses" means all Contracts (excluding "click-wrap" or "shrink-wrap" agreements or agreements contained in Software or the terms of use or service for any Web site) pursuant to which Buyer has acquired rights in (including usage rights) any Intellectual Property, or licenses and agreements pursuant to which Buyer has out-licensed or transferred the right to use any Intellectual Property, including license agreements, settlement agreements and covenants not to sue; and (ii) "Buyer Intellectual Property" means the material Intellectual Property, Buyer IP Licenses and Software held for use or used in the business of Buyer as presently conducted.

          (b)   Neither Buyer nor any of its Subsidiaries has misrepresented, or failed to disclose, any facts or circumstances in any application for any Patent or Trademark registration included in the Buyer Intellectual Property that would constitute fraud with respect to such application.

          (c)   To the Knowledge of Buyer, the Buyer owns or possesses all licenses or other legal rights to use, sell or license all material Buyer Intellectual Property in the manner used, sold or licensed in the business of the Buyer as presently conducted, free and clear of all Liens, other than Permitted Liens. Buyer is the sole owner of each item of material Buyer Intellectual Property that Buyer purports to solely own.

          (d)   No Buyer Intellectual Property is subject to any proceeding or outstanding judgment that restricts and/or conditions in any manner the use, transfer or licensing thereof by Buyer or which would reasonably be expected to affect in any material respect the validity, use or enforceability of such Buyer Intellectual Property.

          (e)   To the Knowledge of Buyer, no Person is infringing, misappropriating, or diluting any Buyer Intellectual Property.

          (f)    All material Trademark registrations and applications for registration, material Patents issued or pending and material Copyright registrations and applications for registration owned by Buyer are subsisting, have not lapsed, expired or been abandoned, and to the Knowledge of Buyer are not, as of the date hereof, the subject of any opposition, interference or similar proceeding filed with the United States Patent and Trademark Office or any other intellectual property registry.

          (g)   To the Knowledge of Buyer, the Buyer Intellectual Property constitutes all the Intellectual Property and Software necessary for the continuing conduct and operation of Buyer's business as conducted and operated by Buyer as of the date hereof in all material respects. Buyer has not received any material written notice within the two (2) year period preceding the date hereof that any of the products or services provided or sold by Buyer, or proposed to be provided or sold by Buyer, or any method, process or know-how used by Buyer, infringes or is alleged to infringe any Intellectual Property of any other Person.

        5.13    FDA Regulatory Compliance.

          (a)   Buyer is in compliance with the FDA Laws and, to the Knowledge of Buyer, the FTC Laws.

          (b)   Buyer has all material authorizations, approvals, licenses, permits, certificates, registrations, or exemptions from the FDA or other Governmental Entities required to conduct their respective businesses and produce, market, sell and distribute their products, in each case as currently conducted and as presently contemplated by Buyer to be conducted ("Buyer Registrations"). Each of the Buyer Registrations is valid and subsisting in full force and effect. Buyer has received no written or oral notice that the FDA or any other Governmental Entity is or may consider limiting, suspending, or revoking such Buyer Registrations or changing the marketing classification or labeling of Buyer's products. There is no false or misleading information or significant omission in any product application or other submission to the FDA or any comparable Governmental Entity. Buyer has fulfilled and performed all material obligations under each Buyer Registration, and no event has occurred or condition or state of facts exists that would reasonably be expected to constitute a violation or to cause revocation or termination of any such Buyer Registration. To the Knowledge of Buyer, all third parties that are manufacturers, contractors, or suppliers for Buyer are in compliance with all applicable FDA Laws insofar as they pertain to the manufacture of product components or products for Buyer.

          (c)   All products developed, manufactured, tested, distributed or marketed by or on behalf of Buyer that are subject to the jurisdiction of the FDA or any comparable Governmental Entity or the FTC have been and are being developed, investigated, tested, manufactured, distributed and marketed in compliance with the FDA Laws, including, where applicable, pre-market notification, good manufacturing practices, labeling, advertising, record-keeping and adverse event reporting, and to the Knowledge of Buyer, have been and are being marketed, and sold in compliance with FTC Laws.

          (d)   Buyer has not received any written notice during the past three years from the FDA or any comparable Governmental Entity, nor the FTC or any comparable Governmental Entity that alleges that Buyer or a Subsidiary is not in compliance in any respect with FDA Laws or FTC Laws. Buyer and its Subsidiaries have responded to all observations made by the FDA during inspections and have not received any Warning Letters.

          (e)   No product has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, and to Buyer's Knowledge, there are no facts or circumstances reasonably likely to cause the FDA, any comparable Governmental Entity or the FTC to require (i) the seizure, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any product; (ii) a change in the labeling of any product; or (iii) a termination, seizure or suspension of marketing of any product. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any product are pending or, to Buyer's Knowledge, threatened against Buyer.

          (f)    Neither Buyer nor any Subsidiary of Buyer nor, to the Knowledge of Buyer, any director, officer or employee, or other Person acting on behalf of any of them, has made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing Buyer Registrations for Buyer or any of its Subsidiaries, (ii) to pay for favorable treatment by the FDA or any other comparable Governmental Entity or the FTC with regards to the manufacturing, labeling and marketing of their products, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Buyer or any of its Subsidiaries, or (iv) in violation of any FDA Laws or FTC Laws.

        5.14    Suppliers And Manufacturers; Effect Of Transaction.

          (a)   Section 5.14(a) of the Buyer Disclosure Letter sets forth a true, complete and correct list of each supplier and manufacturer that is the sole supplier or manufacturer of any material product or service to Buyer. Since January 1, 2008, there has not been: (A) any materially adverse change in the business relationship of Buyer with any supplier or manufacturer named in the Buyer Disclosure Letter; or (B) any change in any material term (including credit terms) of the sales agreements or related agreements with any supplier or manufacturer named in the Buyer Disclosure Letter.

          (b)   Since June 30, 2008, Buyer has not received any written notice of any plan or intention of Buyer's material suppliers, collaborators, distributors, licensors or licensees to cancel or otherwise terminate its relationship with Buyer. Without limiting the generality of the foregoing, since June 30, 2008, Buyer has not received any written notice alleging that it is not in compliance in any material respects with development obligations under any material license agreements.

          (c)   To the Knowledge of Buyer, from June 30, 2008 to the date hereof, no creditor, supplier, employee, client, customer or other person having a material business relationship with Buyer informed Buyer in writing that such person intends to materially change its relationship with Buyer because of the transactions contemplated by this Agreement or otherwise.

        5.15    No Breach of Designated Contracts.    Neither Buyer nor any of its Subsidiaries has since January 1, 2008 received written notice of any breach of or default under any material contracts of Buyer and its Subsidiaries filed by Buyer with the SEC as exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, or incorporated by reference therein (each a "Buyer Designated Contract"), other than any breach or default that has been cured, waived or otherwise resolved in all material respects. To Buyer's Knowledge, no other party to a Buyer Designated Contract is in default of any of its obligations thereunder. Each Buyer Designated Contract is in full force and effect. Each Buyer Designated Contract is a legal, valid and binding obligation of Buyer or its Subsidiary and the other party thereto, except as to the legality, validity and binding nature thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights and by general equitable principles (regardless of whether considered in a proceeding at law or equity).

        5.16    Finders' Fees.    No agent, broker, investment banker, financial advisor or other firm or Person other than WBB Securities, LLC and Brean Murray, Carret & Co., Inc., is or will be entitled to any broker's or finder's fee or any other similar commission or fee from Buyer in connection with any of the transactions contemplated by this Agreement.

        5.17    Opinion of Financial Advisor.    Buyer has received the opinion of Brean Murray, Carret & Co., Inc., dated May 28, 2009, to the effect that the Common Stock Exchange Ratio is fair, from a financial point of view, to Buyer, a copy of which opinion has been delivered to the Company or will be delivered to the Company promptly following the date of this Agreement.

        5.18    Merger Sub Operations.

          (a)   Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

          (b)   As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned by Buyer.

        5.19    Ownership of Company Common Stock.    Buyer does not, immediately prior to entering into this Agreement, beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Effective Time beneficially own any shares of Company Common Stock, and Buyer is not a party, or will prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock, and Buyer has not within the last three years owned (within the meaning of Section 203 of the DGCL) 15% or more of the outstanding shares of Company Common Stock.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER

        6.1    Conduct of the Company.    Except for matters set forth in Section 6.1 of the Company Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement or as consented to in writing by Buyer, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the "Pre-Closing Period"), the Company shall (x) act and carry on its business in the ordinary course of business consistent with past practice, (y) comply with all applicable Laws and the requirements of all Material Contracts and Permits and make all voluntary disclosures deemed appropriate to Governmental Entities and (z) use commercially reasonable efforts to (i) maintain and preserve its business organization, assets and properties and preserve the goodwill of its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it, (ii) retain the services of its current officers and key employees, and (iii) keep in full force and effect all insurance policies, other than changes to such policies made in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as specifically set forth in the proviso immediately following Section 6.1(p) below, in Section 6.1 of the

Company Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement or as consented to in writing by Buyer, during the Pre-Closing Period the Company shall not do any of the following without the prior written consent of Buyer:

          (a)   (i) declare, set aside or pay any dividend on, or make any other distribution (whether in cash, securities or other property) in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such; (ii) split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or enter into any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (1) from holders of Company Options in full or partial payment of the exercise price and any applicable Taxes payable by such holder upon exercise of Company Options to the extent required or permitted under the terms of such Company Options; or (2) from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares of Company Common Stock at their original issuance price in connection with any termination of services to the Company.

          (b)   except as permitted by Section 6.1(h), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance, prior to the Effective Time, of shares of Company Common Stock (i) upon the exercise of Company Options outstanding on the date of this Agreement under the relevant Company Stock Plan in accordance with the current terms thereof and (ii) upon conversion of the Convertible Notes in accordance with the current terms thereof);

          (c)   amend the organizational documents of the Company;

          (d)   acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof;

          (e)   sell, transfer, lease, license, pledge, or otherwise dispose of or encumber or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including Intellectual Property);

          (f)    (i) incur or assume any indebtedness for borrowed money or guarantee any indebtedness for borrowed money, other than letters of credit or similar arrangements issued for the benefit of suppliers and manufacturers in the ordinary course of business consistent with past practice and reflected as current liabilities on the Closing Balance Sheet, (ii) issue, sell or amend any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (iii) make any loans, advances (other than routine advances in the ordinary course of business consistent with past practice) or capital contributions to, or investments in (by property transfers, purchase of securities or otherwise), any Person, other than a direct or indirect wholly owned Subsidiary of the Company; provided, however, that the Company may, in the ordinary course of business consistent with past practice, continue to invest in money market accounts and U.S. treasury bonds and other securities guaranteed by the U.S. government;

          (g)   make any changes in financial or Tax accounting methods, principles, policies or practices (or change an annual accounting period), except insofar as may be required by GAAP or applicable Law or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

          (h)   other than (A) as required to comply with applicable Law and (B) increases in compensation or benefits required by the terms of agreements in effect on the date of this Agreement and set forth on Section 6.1(h) of the Company Disclosure Letter (complete and correct copies of which have been delivered to Buyer by the Company), (i) adopt, enter into, terminate or amend any employment, consulting, retention, change in control or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer or employee, or any collective bargaining agreement, (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any directors, officers or employees, (iii) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract, other than as contemplated by this Agreement, (iv) enter into, establish, amend, modify or terminate any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, profit-sharing, health or welfare, stock option or other equity (or equity-based) pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan (including any plan that would constitute a Company Plan), policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than the grant of stock options or restricted stock to new hires and newly promoted employees, which grants shall not exceed 50,000 shares in the aggregate or 5,000 shares to any one person and shall be on the Company's customary terms for such grants or (v) take any action other than in the ordinary course of business, consistent with past practice, to fund or in any other way secure the payment of compensation or benefits under any Company Plan; provided, however, that nothing in this Section 6.1(h) shall prevent the Company from making bonus payments up to an aggregate amount of $1,156,833 pursuant to its Executive Incentive Plan (provided that such bonus payments must be reflected as current liabilities in the Closing Balance Sheet to the extent they remain unpaid as of the Effective Time).

          (i)    make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

          (j)    initiate, compromise or settle any litigation, proceeding or investigation that is material to the Company (other than in connection with the enforcement of the Company's rights under this Agreement) (this covenant being in addition to the Company's agreement set forth in Section 7.12 (Stockholder Litigation));

          (k)   (i) enter into, terminate or amend any Material Contract or any Permit, including any material Environmental Permit; (ii) enter into any Contract which would be a Material Contract had it been in effect on the date of this Agreement that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated by this Agreement; or (iii) amend or modify the Engagement Letter;

          (l)    authorize or make any capital expenditures other than in accordance with the Company's 2009 budget as approved by its Board of Directors and furnished to Buyer prior to the date hereof (the "2009 Budget");

          (m)  adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

          (n)   pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business or in accordance with their terms as in effect on the date of this Agreement of liabilities, claims or obligations reflected or reserved against on the Company Balance Sheet (or in the notes thereto) or incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; provided, however that nothing in this Section 6.1 shall prohibit the Company from repurchasing Convertible Notes in privately negotiated transactions from time to time after the date of the public announcement of this Agreement for a purchase price in respect of any repurchased Convertible Note less than or equal to eighty-five percent (85%) of the principal value thereof (it being understood that the Company shall not be permitted to repurchase Convertible Notes at a higher price without the prior written consent of Buyer);

          (o)   take or cause to be taken any action that would reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

          (p)   authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or take any action or agree, in writing or otherwise, to take any action, that would cause (i) any of the representations and warranties of the Company (1) that are qualified as to materiality or Material Adverse Effect on the Company to be untrue or (2) that are not so qualified to be untrue in any material respect or (ii) any of the conditions to the Merger set forth in this Agreement not to be satisfied;

provided, however, that nothing in this Section 6.1 shall prohibit the Company from amending the Convertible Notes and/or the terms of the Indenture as may be necessary to allow for the assumption of the Convertible Notes by Buyer pursuant to the Supplemental Indenture.

        6.2    Conduct of Buyer.    Except for matters set forth in Section 6.2 of Buyer Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement or as subsequently consented to in writing by the Company, during the Pre-Closing Period, Buyer shall use its reasonable best efforts to conduct its business in the ordinary and usual course consistent with past practice. Without limiting the generality of the foregoing, and except for matters set forth in Section 6.2 of the Buyer Disclosure Letter or as expressly contemplated or permitted by this Agreement, without the prior written consent of the Company, Buyer shall not, and shall not permit its Subsidiaries to:

          (a)   adopt any change in the organizational documents of Buyer or any Subsidiary;

          (b)   issue, deliver, sell, grant, pledge or otherwise dispose of or encumber more than 50,000 shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than grants or issuances pursuant to and in accordance with the terms of Buyer's equity incentive plans, employee stock purchase plans and stockholder rights plan or other current Buyer agreements, in each case as in effect on the date of this Agreement);

          (c)   sell or otherwise dispose of all or substantially all of its assets or securities, including by merger, consolidation, asset sale or other business combination (including by formation of a material Buyer joint venture);

          (d)   declare, establish a record date for, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Buyer Securities;

          (e)   adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Buyer or any of its Subsidiaries, or enter into a letter of intent or agreement in principle with respect thereto (other than the Merger);

          (f)    acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, if the consideration paid by Buyer in such transaction is in the form of shares of Buyer's capital stock or any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;

          (g)   (i) incur or assume any indebtedness for borrowed money or guarantee any indebtedness for borrowed money, other than letters of credit or similar arrangements issued for the benefit of suppliers and manufacturers in the ordinary course of business consistent with past practice, (ii) issue, sell or amend any debt securities or options, warrants, calls or other rights to acquire any debt securities of Buyer, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (iii) make any loans, advances (other than routine advances in the ordinary course of business consistent with past practice) or capital contributions to, or investments in (by property transfers, purchase of securities or otherwise), any Person, other than a direct or indirect wholly owned Subsidiary of Buyer; provided, however, that Buyer may, in the ordinary course of business consistent with past practice, continue to invest in money market accounts and U.S. treasury bonds and other securities guaranteed by the U.S. government;

          (h)   take or cause to be taken any action, whether before or after the Effective Time, that would reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

          (i)    authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or take any action or agree, in writing or otherwise, to take any action, that would cause (i) any of the representations and warranties of Buyer or Merger Sub to be untrue in any material respect or (ii) any of the conditions to the Merger set forth in this Agreement not to be satisfied.

        6.3    No Control of Other Party's Business.    Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the Company's operations during the Pre-Closing Period, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Buyer's or its Subsidiaries' operations during the Pre-Closing Period.

ARTICLE VII
ADDITIONAL AGREEMENTS

        7.1    Stockholder Meetings; Joint Proxy Statement/Prospectus.

          (a)   (i) Within 30 days from the date hereof, the Company, Merger Sub and Buyer shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the Company stockholders at the Company Stockholder Meeting and to Buyer stockholders at the Buyer Stockholder Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus"), and Buyer shall prepare, together with the Company, and file with the SEC a registration statement on Form S-4

  (of which the Joint Proxy Statement/Prospectus shall be a part) with respect to the issuance of Buyer Common Stock pursuant to the Merger (such Form S-4, and any amendments or supplements thereto, the "Form S-4"). Subject to Section 7.1(d), Buyer shall include in the Joint Proxy Statement/Prospectus the recommendation of its Board of Directors that the stockholders of Buyer approve, as required by applicable NASDAQ rules, the issuance of shares of Buyer Common Stock in connection with the transactions contemplated by this Agreement (the "Buyer Recommendation"). Subject to Section 7.4, the Company shall include in the Joint Proxy Statement/Prospectus the recommendation of its Board of Directors that the stockholders of the Company adopt this Agreement (the "Recommendation").

             (ii)  Each of Buyer and the Company shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC, to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby, and to mail the Joint Proxy Statement/Prospectus to their respective stockholders as promptly as practicable after the Form S-4 is declared effective. Buyer and the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings made with the SEC.

            (iii)  None of the information supplied or to be supplied by the Company or Buyer for inclusion or incorporation by reference in the (A) Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the (B) Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty shall be made by either such party with respect to statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or Form S-4.

            (iv)  The Company and Buyer shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.

             (v)  Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company and Buyer.

          (b)   Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of the Company and Buyer, which approval shall not be unreasonably withheld or delayed.

          (c)   The Company shall duly take all lawful action to call, give notice of, convene and hold the Company Stockholder Meeting as promptly as practicable, and in any event within 30 days, following the date upon which the Form S-4 becomes effective for the purpose of obtaining the Requisite Company Stockholder Vote with respect to the transactions contemplated by this Agreement and, unless it is permitted to make a Recommendation Withdrawal pursuant to Section 7.4, shall use all reasonable best efforts to solicit the adoption of this Agreement by its stockholders in accordance with applicable Law. The Board of Directors of the Company shall, subject to Section 7.4, include the Recommendation in the Joint Proxy Statement/Prospectus and shall not effect a Recommendation Withdrawal except as and to the extent expressly permitted by Section 7.4.

          (d)   Buyer shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, and in any event within 30 days, following the date upon which the Form S-4 becomes effective (the "Buyer Stockholder Meeting" and, together with the Company Stockholder Meeting, the "Required Stockholders Meetings") for the purpose of obtaining the approval of its stockholders required under applicable NASDAQ rules to issue shares of Buyer Common Stock in connection with the transactions contemplated by this Agreement, and shall, subject to the remainder of this Section 7.1(d), use all reasonable best efforts to solicit such approval of its stockholders in accordance with applicable Law. The Board of Directors of Buyer shall include the Buyer Recommendation in the Joint Proxy Statement/Prospectus and shall not withdraw or modify the Buyer Recommendation in any manner adverse to the Company; provided, however, that prior to the approval of the issuance of shares of Buyer Common Stock in connection with the Merger by the Requisite Buyer Stockholder Vote, Buyer's Board of Directors may, to the extent required by its fiduciary duties to Buyer's stockholders under applicable Law, as determined in good faith by Buyer's Board of Directors after consultation with outside legal counsel and its financial advisors, withdraw or modify the Buyer Recommendation (any such withdrawal or modification, a "Buyer Recommendation Withdrawal") if (i) Buyer shall have provided the Company with written notice that it intends to effect a Buyer Recommendation Withdrawal pursuant to this Section 7.1(d) and describing the basis for such Buyer Recommendation Withdrawal and (ii) within a period of three full Business Days following the delivery of the notice referred to in clause (i) above, the Company shall not have proposed adjustments in the terms and conditions of this Agreement which, after having negotiated or caused its financial and legal advisors to negotiate with the Company in good faith such proposed adjustments, Buyer's Board of Directors determines in its good faith judgment (after considering the advice of its legal counsel and financial advisors) would result in the Buyer Recommendation being consistent with its fiduciary duties to Buyer's stockholders. Nothing contained in this Agreement shall prohibit Buyer or Buyer's Board of Directors from making any disclosure to Buyer's stockholders if, in the good faith judgment of Buyer's Board of Directors, after consultation with outside counsel to Buyer, the failure to take such action would cause Buyer's Board of Directors to violate its fiduciary duties to Buyer's stockholders under applicable Law.

          (e)   Company and Buyer shall each use its reasonable best efforts to cause the Company Stockholder Meeting and the Buyer Stockholder Meeting to be held on the same date. Notwithstanding anything to the contrary contained in this Agreement, each party, after consultation with the other party, may adjourn or postpone its stockholder meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to its stockholders or, if as of the time for which its stockholders meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient shares of its common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the meeting, or if additional time is reasonably required to solicit proxies in favor of, with respect to the Company, adoption of this Agreement, or with respect to Buyer, approval of the issuance of shares of Buyer Common Stock in connection with this Agreement.

        7.2    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including (a) preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or orders from all Governmental Authorities or other Persons, (b) defending any claim, investigation, action, suit or other legal proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (c) executing additional instruments necessary to consummate the transactions contemplated by this Agreement. Each party will promptly consult with the other and provide necessary information (including copies thereof) with respect to all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

        7.3    Access to Information.

          (a)   During the Pre-Closing Period, upon reasonable prior written notice, each of the Company and Buyer shall, and shall cause their respective Representatives to, afford the officers, employees, auditors and other authorized Representatives of the other party reasonable access, consistent with applicable Law, at all reasonable business hours to its officers, employees, properties, offices, and other facilities and to all books and records, and shall furnish the other party with all financial, operating and other data and information as such party may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or Buyer, as applicable, or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or contravene any Law or, in the opinion of its counsel, jeopardize any attorney-client privilege; provided, however, that in the event that a party relies on this sentence to withhold access or disclosure, such party shall, to the extent permitted by Law and the protection of such attorney-client privilege, notify the other party of the nature of the withheld information.

          (b)   No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

          (c)   Each party shall keep, and shall cause its Representatives to keep, all information obtained pursuant to this Section 7.3 confidential in accordance with the Confidentiality Agreement, which shall remain in effect in accordance with its terms.

        7.4    Solicitation.

          (a)   The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications, if any, with any Persons with respect to any Company Acquisition Proposal and shall use reasonable good faith efforts to cause any such

  Person (and its agents and advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information. The Company shall not, and the Company shall use reasonable best efforts to cause (and shall not authorize or permit) its officers, directors, employees, consultants, investment bankers, attorneys, accountants or other agents (collectively, "Representatives") not to, directly or indirectly (i) initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or induce, or knowingly facilitate the making of, any inquiry, offer or proposal which constitutes or could reasonably be expected to lead to any Company Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Buyer or any of its Affiliates or Representatives) any non-public information for the purpose of encouraging or facilitating, any Company Acquisition Proposal, (iii) fail to make, or withdraw or modify in any manner adverse to Buyer, the Recommendation, or recommend, adopt or approve any Company Acquisition Proposal (any of the foregoing in this clause (iii), a "Recommendation Withdrawal"), (iv) grant (other than to Buyer or any of its Affiliates or Representatives) any waiver or release under any standstill or similar agreement (except that the Company may grant a limited waiver of any provision of any such standstill or similar agreement solely to the extent necessary to permit a Person to submit a Company Acquisition Proposal), or (v) enter into any letter of intent or similar document or any understanding or agreement contemplating or otherwise relating to, or that is intended to or could reasonably be expected to lead to, any Company Acquisition Proposal. The Company shall promptly (and in any event within one Business Day) notify Buyer orally, with written confirmation to follow, of the Company's receipt of any written Company Acquisition Proposal, which notice shall identify the name of the Person making such Company Acquisition Proposal and the material terms and conditions of such Company Acquisition Proposal.

          (b)   Notwithstanding Section 7.4(a), prior to the adoption of this Agreement by the Requisite Company Stockholder Vote, the Company may, subject to compliance with this Section 7.4, (i) furnish non-public information with respect to the Company to any Person (and the Representatives of such Person) pursuant to a confidentiality agreement with terms not materially less restrictive with respect to confidentiality of the other party than those contained in the Confidentiality Agreement (a copy of which shall be provided to Buyer promptly after its execution), and may (ii) negotiate and participate in discussions and negotiations with such Person concerning a Company Acquisition Proposal (including solicitation of revised Company Acquisition Proposals), but only if, (x) such Person has on an unsolicited basis, submitted a bona fide, written proposal to the Company relating to any such transaction which the Board of Directors determines in good faith, after receiving advice from outside counsel and its financial advisors, would be or is reasonably likely to lead to a Superior Proposal and (y) in the good faith opinion of the Company's Board of Directors, after consultation with outside legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Company's Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable Law. The Company shall promptly (and in any event within one Business Day) notify Buyer orally, with written confirmation to follow, of the Company's receipt of any written Company Acquisition Proposal, which notice shall identify the name of the Person making such Company Acquisition Proposal and the material terms and conditions of such Company Acquisition Proposal. The Company shall promptly provide to Buyer any material non-public information regarding the Company provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other Person. For purposes of this Agreement, "Superior Proposal" shall mean any bona fide written Company Acquisition Proposal that did not result from the breach by the Company or any of its Representatives of Section 7.4, made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, asset purchase or other business combination, (A) more than 50% of the assets of the Company and its Subsidiaries, taken as a whole or (B) more than 50% of the equity securities of the Company, in each case on terms which the Board of Directors of the Company determines (after consultation with its financial advisors and outside legal counsel) in good faith by resolution duly adopted (A) would result in a transaction that, if consummated, is more favorable to the stockholders of the Company (in their capacity as stockholders) from a financial point of view than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any adjustments to the terms and conditions of this Agreement proposed by Buyer in response to such Superior Proposal or otherwise pursuant to Section 7.4(e)), and (B) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

          (c)   Any violation of this Section 7.4 by any of the Company's Representatives shall be deemed to be a material breach of this Agreement by the Company.

          (d)   Except as set forth herein, neither the Company's Board of Directors nor any committee thereof shall (i) make a Recommendation Withdrawal or (ii) enter into any agreement with respect to any Company Acquisition Proposal. Notwithstanding the foregoing, prior to the adoption of this Agreement by the Requisite Company Stockholder Vote, the Company's Board of Directors may, to the extent required by its fiduciary duties to the Company's stockholders under applicable Law, as determined in good faith by the Company's Board of Directors after consultation with outside legal counsel, and subject to the terms of this and the following sentence, make a Recommendation Withdrawal or enter into an agreement with respect to a Superior Proposal (an "Acquisition Agreement"), in each case at any time after the third Business Day following the Company's delivery to Buyer of written notice advising Buyer that the Company's Board of Directors has received a Superior Proposal and otherwise in accordance with the notice requirements set forth in Section 7.4(b); provided, however, that the Company shall not enter into an Acquisition Agreement or make a Recommendation Withdrawal (as a result of a Company Acquisition Proposal) unless the Company complies with Section 7.4(e). In addition, in the absence of a Company Acquisition Proposal and prior to the adoption of this Agreement by the Requisite Company Stockholder Vote, the Company's Board of Directors may, to the extent required by its fiduciary duties to the Company's stockholders under applicable Law, as determined in good faith by the Company's Board of Directors after consultation with outside legal counsel and its financial advisors, make a Recommendation Withdrawal (it being understood that for purposes of this sentence, such term does not include recommendation, adoption or approval of any Company Acquisition Proposal) if (i) the Company shall have provided Buyer with written notice that it intends to effect a Recommendation Withdrawal pursuant to this Section 7.1(d) and describing the basis for such Recommendation Withdrawal and (ii) within a period of three full Business Days following the delivery of the notice referred to in clause (i) above, Buyer shall not have proposed adjustments in the terms and conditions of this Agreement which, after having negotiated or caused its financial and legal advisors to negotiate with Buyer in good faith such proposed adjustments, the Company's Board of Directors determines in its good faith judgment (after considering the advice of its legal counsel and financial advisors) would result in the Recommendation being consistent with its fiduciary duties to the Company's stockholders. Any such Recommendation Withdrawal or the entry by the Company into any Acquisition Agreement shall not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other state Law to be applicable to the Merger.

          (e)   Prior to the adoption of this Agreement by the Requisite Company Stockholder Vote, the Company may terminate this Agreement and enter into an Acquisition Agreement with respect to a Superior Proposal, provided that, prior to any such termination, (i) the Company shall have provided Buyer written notice that it intends to terminate this Agreement pursuant to this

  Section 7.4(e), identifying the Superior Proposal then determined to be more favorable, the parties thereto and the material terms and conditions of the Acquisition Agreement, (ii) within a period of three full Business Days following the delivery of the notice referred to in clause (i) above, Buyer shall not have proposed adjustments in the terms and conditions of this Agreement which, after having negotiated or caused its financial and legal advisors to negotiate with Buyer in good faith such proposed adjustments in the terms and conditions of this Agreement, the Company Board of Directors determines in its good faith judgment (after considering the advice of its financial advisor) to be as favorable to the Company's stockholders as such Superior Proposal, and (iii) at least three full Business Days after the Company has provided the notice referred to in clause (i) above, the Company shall have delivered to Buyer (A) a written notice of termination of this Agreement pursuant to this Section 7.4(e) and (B) a wire transfer of immediately available funds in the amount of the Company Termination Fee (it being understood and agreed that any material amendment to the financial terms or any other material term of such Superior Proposal to the detriment of the Company shall require a new written notice to Buyer pursuant to clause (i) above and a new three Business Day period).

          (f)    Nothing contained in this Agreement shall prohibit the Company or the Company's Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder, or (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board of Directors, after consultation with outside counsel to the Company, the failure to take such action would cause the Company's Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable Law.

        7.5    Director and Officer Liability.

          (a)   Buyer agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company as provided in its certificate of incorporation or bylaws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years following the Effective Time, Buyer and the Surviving Corporation shall maintain in effect exculpation, indemnification and advancement of expenses provisions that are no less favorable than those provided in the organizational documents of the Company in effect as of the date hereof or in any indemnification agreements of the Company with any of their respective directors, officers or employees in effect immediately prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or Merger Sub.

          (b)   In addition to and not in limitation of the terms of Section 7.5(a), from and after the Effective Time, Buyer and the Surviving Corporation shall, to the greatest extent permitted by Delaware Law or the Company's certificate of incorporation and bylaws in effect on the date hereof, indemnify and hold harmless (and comply with all of the Company's existing obligations to advance funds for expenses to) any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company (or any of their respective predecessors) in respect of acts or omissions occurring or alleged to occur prior to or at the Effective Time; provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.

          (c)   For a period of six (6) years after the Effective Time, each of the Buyer and the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (or comparable replacement coverage) (the

  "Current Policy") with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time; provided, however, that in no event shall the Buyer or the Surviving Corporation be required to expend an aggregate annual premium amount in excess of an amount equal to 200% of the annual premium currently paid by the Company under the Current Policy (the "Insurance Amount"); provided, however, that if the cost of such tail policy would exceed the Insurance Amount, each of the Buyer and the Surviving Corporation shall be obligated to purchase and maintain a tail policy with the greatest coverage available for a cost not exceeding the Insurance Amount, on terms and conditions that are no less favorable to the indemnified parties than the Current Policy.

          (d)   This Section 7.5 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company, their respective heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event that the Surviving Corporation, Buyer or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person (including by dissolution), then, and in each such case, Buyer shall cause proper provision to be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, assume and honor the obligations set forth in this Section 7.5. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, contract or otherwise.

        7.6    Takeover Statutes.    The parties shall use their respective reasonable best efforts (i) to take all action necessary so that no state takeover statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (ii) if any such takeover statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such takeover statute on the Merger and the other transactions contemplated by this Agreement.

        7.7    Public Announcements.    Except with respect to (a) any Buyer Recommendation Withdrawal effected pursuant to, and in accordance with, Section 7.1(d) or any action pursuant to, and in accordance with, such section, (b) any Recommendation Withdrawal or any action taken pursuant to, and in accordance with, Section 7.4 or (c) any action taken pursuant to, and in accordance with, Article IX, so long as this Agreement is in effect, the parties will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement as may be required by applicable Law or the rules and regulations of NASDAQ with respect to which it is impossible without undue effort or expense to consult with the other parties, will not issue any such press release or make any such public statement without the consent of the other parties (not to be unreasonably withheld or delayed).

        7.8    Notice of Certain Events.    From and after the date of this Agreement until the Effective Time, the Company and Buyer shall promptly notify each other orally and in writing of (i) the inaccuracy in any material respect of any representation or warranty contained in this Agreement, (ii) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (iii) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against or involving or otherwise affecting the Company or Buyer that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relate to the consummation of the transactions contemplated by this Agreement, (iv) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from the Company) and (v) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company); provided, however, that the delivery of any notice pursuant to this Section 7.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice. With respect to any of the foregoing, the Company will consult with Buyer and its Representatives so as to permit the Company and Buyer and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

        7.9    Employee Matters.

          (a)   For one year following the Effective Time, Buyer will or will cause one of its Subsidiaries to maintain the Company's current severance pay levels set forth on Section 7.9 of the Company Disclosure Letter and will or will cause one of its Subsidiaries to use commercially reasonable efforts to provide generally to those of its employees and employees of the Surviving Corporation or their respective Subsidiaries who shall have been employees of the Company immediately prior to the Effective Time and who shall have accepted an offer of employment made by Buyer in connection with the Merger ("Continuing Employees"), a total compensation package (including benefits and equity based compensation) that, in the aggregate, is no less favorable than the total compensation package (including benefits and equity based compensation) provided to similarly situated employees of Buyer. Buyer shall notify the Company of the identity of the employees to whom it intends to make offers of employment no less than 40 Business Days prior to the Closing.

          (b)   With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time (the "PSV Policies"), Buyer shall or shall cause one of its Subsidiaries to assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with Buyer's practice and policies.

          (c)   As of and after the Effective Time, the Surviving Corporation shall give Continuing Employees full credit for purposes of eligibility and vesting and benefit levels under the existing severance and vacation plans or arrangements of the Company that are listed in Schedule 4.11 of the Company Disclosure Letter (but not benefit accruals or any other purpose), under any employee compensation and incentive plans, benefit (including vacation) and severance plans, programs, policies and arrangements maintained for the benefit of Current Employees as of and after the Effective Time by the Surviving Corporation or any of its Subsidiaries for the Company Employees' service with the Company (each, a "Surviving Corporation Plan") to the same extent recognized by the Company immediately prior to the Effective Time, except as results in a duplication of benefits with respect to the same period of service. With respect to each Surviving Corporation Plan that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA), the Surviving Corporation or its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, for the applicable plan year in which the Closing occurs, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Current Employees under similar plans maintained by the Company immediately prior to the Effective Time.

          (d)   The provisions of this Section 7.9 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any Company Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.9) under or by reason of any provision of this Agreement.

        7.10    Listing.    Buyer shall use its reasonable best efforts to maintain its existing listing on NASDAQ and to cause the shares of Buyer Common Stock being issued pursuant to the Merger or issuable upon exercise of Company Options assumed by Buyer in connection with the Merger to be approved for listing (subject to notice of issuance) on NASDAQ at or prior to the Effective Time.

        7.11    Tax Matters.

          (a)   The Company, Merger Sub and Buyer shall use their respective reasonable best efforts to (i) cause the Merger to qualify, and shall use their respective reasonable best efforts not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken which would prevent the Merger from qualifying, as a "reorganization" under Section 368(a) of the Code and (ii) obtain the opinions of counsel referred to in Sections 8.2(g) and 8.3(g).

          (b)   This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a "plan of reorganization" within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). The Company, Merger Sub and Buyer shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

          (c)   On or before August 1, 2009, the Company shall prepare and file, or cause to be timely prepared and filed, on a basis consistent with past practice, all Tax Returns required to be filed with respect to the Company for the Tax year ended December 31, 2008 and shall present such Tax Returns to Buyer for review and comment at least 15 days before the date on which such Tax Returns are filed.

        7.12    Stockholder Litigation.    Each of the Company and Buyer shall give the other party the opportunity to participate in the defense or settlement of any litigation against such party and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the other party's prior written consent, not to be unreasonably withheld or delayed.

        7.13    Exemption from Liability Under Section 16(b).

          (a)   The Board of Directors of Buyer, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Buyer Common Stock in exchange for shares of Company Common Stock, and of options to purchase Buyer Common Stock upon Buyer's assumption of Company Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

          (b)   For purposes of this Agreement, "Section 16 Information" means information regarding the Company Insiders and the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Buyer Common Stock, or options to purchase Buyer Common Stock, in each case, in connection with the Merger, which shall be provided by the Company to Buyer within 10 business days after the date of this Agreement.

          (c)   For purposes of this Agreement, "Company Insiders" means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in Section 16 Information.

        7.14    Board of Directors of Buyer.    Prior to the Effective Time, Buyer shall cause, effective immediately following the Effective Time, the number of members of the Board of Directors of Buyer to be fixed at nine (9) and the person identified on Schedule 7.14 to be appointed to the Board of Directors of Buyer. If the person designated to be a director on Schedule 7.14 shall prior to the Effective Time be unable or unwilling to hold office immediately after the Effective Time, the Company and Buyer shall work together in good faith to designate another person acceptable to Buyer as a director in his or her place.

ARTICLE VIII
CONDITIONS TO THE MERGER

        8.1    Conditions to the Obligations of Each Party.    The obligations of the Company, Merger Sub and Buyer to consummate the Merger are subject to the satisfaction of the following conditions:

          (a)    Effectiveness of Form S-4.    The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding with respect to the Form S-4.

          (b)    Stockholder Approval.    This Agreement shall have been duly adopted and approved by the Requisite Company Stockholder Vote and the issuance of shares of Buyer Common Stock in connection with the Merger shall have been approved by the Requisite Buyer Stockholder Vote.

          (c)    No Injunctions or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any Law, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction that makes the consummation of the Merger illegal.

        8.2    Conditions to the Obligations of Buyer and Merger Sub.    The obligations of Buyer and Merger Sub to consummate the Merger are subject to the satisfaction or valid waiver of the following further conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth in (i) Section 4.5 shall be true and correct in all respects (except for de minimis inaccuracies), (ii) Sections 4.1, 4.2, 4.3, 4.7, 4.8 and 4.15 shall be true and correct in all material respects and (iii) in any other provision of this Agreement shall be true and correct in all respects (in each case without giving effect to any "materiality," "Material Adverse Effect" or similar qualifiers contained in any such representations and warranties other than those contained in Section 4.6(a)) as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations and complied in all material respects with the agreements and covenants required to be performed by or complied with by it prior to the Effective Time hereunder.

          (c)    Closing Statement; Company Transaction Expenses.    The amounts set forth in the Closing Statement and in the certificate delivered pursuant to Section 2.9 shall be true and correct as of the date of delivery of the Statement.

          (d)    Officer's Certificate.    Buyer shall have received a certificate signed by a senior officer of the Company certifying as to the matters set forth in Sections 8.2(a), 8.2(b) and 8.2(c).

          (e)    Transaction Expenses.    The Company shall have paid the Transaction Expenses in full or accrued for such Transaction Expenses in full on the Closing Balance Sheet.

          (f)    Material Adverse Effect on the Company.    Since the Company Balance Sheet Date, there shall not have occurred a Material Adverse Effect on the Company.

          (g)    Tax Opinion.    Buyer shall have received a written opinion from its Tax counsel, Lowenstein Sandler PC, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn. The issuance of such opinion shall be conditioned upon the receipt by such counsel of the Tax representation letters of Buyer, Merger Sub and Company in customary form to be provided at such time or times as reasonably requested by such Tax counsel. If Lowenstein Sandler PC is unable to provide the opinion required by this Section 8.2(g) to Buyer, but Wilmer Cutler Pickering Hale and Dorr LLP has provided to the Company the opinion required by Section 8.3(g), Buyer shall waive the condition of this Section 8.2(g) and shall be entitled to rely upon the opinion required by Section 8.3(g).

          (h)    Resignations.    Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director of the Company.

          (i)    Certain Consents and Approvals.    All of the consents and approvals identified in Section 8.2(i) of the Company Disclosure Letter shall have been obtained.

        8.3    Conditions to the Obligations of the Company.    The obligation of the Company to consummate the Merger is subject to the satisfaction or valid waiver of the following further conditions:

          (a)    Representations and Warranties.    The representations and warranties of Buyer set forth in (i) Section 5.5 shall be true and correct in all respects (except for de minimis inaccuracies), (ii) Sections 5.1, 5.2, 5.3, 5.7 and 5.8 shall be true and correct in all material respects and (iii) in any other provision of this Agreement shall be true and correct in all respects (in each case without giving effect to any "materiality," "Material Adverse Effect" or similar qualifiers contained in any such representations and warranties other than those contained in Section 5.6(a)) as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

          (b)    Performance of Obligations of Buyer.    Buyer shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

          (c)    Officer's Certificate.    The Company shall have received a certificate signed by a senior officer of Buyer certifying as to the matters set forth in Sections 8.3(a) and 8.3(b).

          (d)    Buyer Material Adverse Effect.    Since the Buyer Balance Sheet Date, there shall not have occurred a Buyer Material Adverse Effect.

          (e)    Director Designee.    Buyer shall have complied with its obligations under Section 7.14 with respect to the appointment of the designee to Buyer's Board of Directors.

          (f)    Nasdaq.    The Buyer Common Shares to be issued to the Company's stockholders pursuant to the Merger and to be reserved for issuance upon exercise, vesting or payment under any Company Option shall have been authorized for listing on NASDAQ, subject only to official notice of issuance.

          (g)    Tax Opinion.    The Company shall have received a written opinion from its Tax counsel, Wilmer Cutler Pickering Hale and Dorr LLP, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn. The issuance of such opinion shall be conditioned upon the receipt by such counsel of Tax representation letters of Buyer, Merger Sub and Company in customary form to be provided at such time or times as reasonably requested by such Tax counsel. If Wilmer Cutler Pickering Hale and Dorr LLP is unable to provide the opinion required by this Section 8.3(g) to the Company, but Lowenstein Sandler PC has provided to Buyer the opinion required by Section 8.2(g), Company shall waive the condition of this Section 8.3(g) and shall be entitled to rely upon the opinion required by Section 8.2(g).

          (h)    Convertible Notes.    The Company shall have received from Buyer the executed Supplemental Indenture.

ARTICLE IX
TERMINATION

        9.1    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any prior adoption of this Agreement by the stockholders of the Company):

          (a)   by mutual written consent of the Company, on the one hand, and Buyer, on the other hand;

          (b)   by either the Company, on the one hand, or Buyer, on the other hand, if:

              (i)  the Effective Time shall not have occurred on or before October 31, 2009 (the "End Date"), unless the failure of the Effective Time to occur by such date is the result of, or caused by, the breach of this Agreement by the party seeking to exercise such termination right;

             (ii)  there shall be any final and nonappealable order granted by a Governmental Authority that makes illegal or prohibits the consummation of the Merger, provided that, the party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used the efforts required by Section 7.2 to remove such order;

            (iii)  at the Company Stockholder Meeting or any adjournment thereof at which this Agreement has been voted upon, the stockholders of the Company fail to adopt this Agreement by the Requisite Company Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b)(iii) if such failure is attributable to the breach by such party of any of its obligations under this Agreement; or

            (iv)  at the Buyer Stockholder Meeting or any adjournment thereof at which the proposal to issue shares of Buyer Common Stock in connection with this Agreement is voted on, the stockholders of Buyer have failed to approve such issuance by the Requisite Buyer Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b)(iv) if such failure is attributable to the breach by such party of any of its obligations under this Agreement.

          (c)   by the Company:

              (i)  if a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 8.3(a) or 8.3(b) not to be satisfied, and such breach is incapable of being cured by the End Date; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.2(a), or 8.2(b) not to be satisfied;

             (ii)  prior to the adoption of this Agreement by the Requisite Company Stockholder Vote, in accordance with, and subject to the terms and conditions of, Section 7.4(e);

            (iii)  if the Board of Directors of Buyer or any committee thereof shall have effected a Buyer Recommendation Withdrawal or publicly proposed to effect a Buyer Recommendation Withdrawal or Buyer shall have failed to include the Buyer Recommendation in the Joint Proxy Statement/Prospectus; or

            (iv)  if Buyer shall have materially breached the terms of Section 7.1 in any respect adverse to the Company.

          (d)   by Buyer, if:

              (i)  a breach of any representation, warranty, covenant or agreement on the part of the Company or Merger Sub set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 8.2(a) or 8.2(b) not to be satisfied, and such breach is incapable of being cured by the End Date; provided, however, that Buyer is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.3(a) or 8.3(b) not to be satisfied;

             (ii)  (A) the Board of Directors of the Company or any committee thereof shall have effected a Recommendation Withdrawal, or publicly proposed to effect a Recommendation Withdrawal, (B) the Board of Directors of the Company or any committee thereof shall have approved or recommended to the stockholders of the Company a Company Acquisition Proposal other than the Merger, (C) the Company shall have entered into a Contract (other than a confidentiality agreement pursuant to and in compliance with Section 7.4(b)) relating to a Company Acquisition Proposal or (D) the Company shall have failed to include the Recommendation in the Joint Proxy Statement/Prospectus;

            (iii)  if a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced prior to the adoption of this Agreement by the Requisite Company Stockholder Vote and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten business days after commencement, or the Company or its Board of Directors publicly announces its intention to do any of the foregoing;

            (iv)  if the Board of Directors of the Company exempts any Person other than Buyer or any of its Affiliates from the provisions of Section 203 of the DGCL; or

             (v)  if the Company shall have materially breached the terms of Section 7.1 or Section 7.4 in any respect adverse to Buyer.

        9.2    Termination Fee.

          (a)   In the event that this Agreement is terminated (1) by the Company pursuant to Section 9.1(c)(ii), then the Company shall pay to Buyer the Company Termination Fee in accordance with Section 9.2(e), at or prior to the time of termination, or (2) by the Buyer pursuant to Section 9.1(d)(ii) or (iii), then, no later than the next Business Day following the date of such termination, the Company shall pay to Buyer the Company Termination Fee in accordance with Section 9.2(e).

          (b)   In the event that (1) this Agreement is terminated by Buyer, on the one hand, or the Company, on the other hand, pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii) or by Buyer pursuant to Section 9.1(d)(i), (iv) or (v); and (2) at any time after the date of this Agreement and prior to the termination a bona fide, written Company Acquisition Proposal shall have been publicly announced or publicly made known; and (3) within 12 months after such termination the Company enters into any definitive agreement with respect to, or consummates, any Company Acquisition Proposal, then, on the date of such execution or consummation, the Company shall pay to Buyer the Company Termination Fee in accordance with Section 9.2(e). For the purpose of this Section 9.2(b) , all references in the definition of the term Company Acquisition Proposal to "15% or more" will be deemed to be references to "more than 50%".

          (c)   In the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(iii) then, no later than the next Business Day following the date of such termination, Buyer shall pay to the Company the Buyer Termination Fee in accordance with Section 9.2(e).

          (d)   In the event that (1) this Agreement is terminated by the Company pursuant to Section 9.1(c)(i) or by either the Company or Buyer pursuant to Section 9.1(b)(iv), (2) at any time after the date of this Agreement and prior to the termination a bona fide, written proposal or offer to effect a Buyer Sale shall have been publicly announced or publicly made known by any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than the Company and (3) and within 12 months after such termination Buyer enters into any definitive agreement with respect to, or consummates, any Buyer Sale, then, on the date of such execution or consummation, Buyer shall pay to the Company the Buyer Termination Fee in accordance with Section 9.2(e).

          (e)   Any amount that becomes payable pursuant to Section 9.2(a), 9.2(b), 9.2(c) or 9.2(d) shall be paid by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment.

          (f)    Each of the Company, Buyer and Merger Sub acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company, Buyer and Merger Sub would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty.

        9.3    Effect of Termination.    If this Agreement is terminated pursuant to Section 9. 1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Buyer, Merger Sub or their respective Subsidiaries or Affiliates, except that the provisions of Sections 7.3(c), 9.2, 9.3 and Article X will survive the termination hereof; provided, however, that nothing herein shall relieve any party from liability for willful breach or fraud.

ARTICLE X
MISCELLANEOUS

        10.1    Notices.    All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

  if to the Company, to:

    CuraGen Corporation
    322 East Main Street
    Branford, Connecticut 06405
    Attention: President
    Fax: (203) 315-3300

  with a copy (which shall not constitute notice) to:

    Wilmer Cutler Pickering Hale and Dorr LLP
    60 State Street
    Boston, MA 02109
    Attention: Philip P. Rossetti
    Fax: (617) 526-5000

  if to Buyer or Merger Sub, to:

    Celldex Therapeutics, Inc.
    119 Fourth Avenue
    Needham, MA 02494
    Attention: President and Chief Executive Officer
    Fax: (781) 433-3191 and (908) 454-1911

  with a copy (which shall not constitute notice) to:

    Lowenstein Sandler PC
    65 Livingston Ave.
    Roseland, N.J. 07068
    Attention: Anthony O. Pergola
    Fax: (973) 597-2445

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 10.1.

        10.2    Representations and Warranties.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and then only to such extent. Each of the Company, Merger Sub and Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Merger, (b) no person has been authorized by any party to make any representation or warranty relating to itself or its businesses or otherwise in connection with the Merger and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information are expressly the subject of any representation or warranty set forth in this Agreement.

        10.3    Expenses.    Except as otherwise expressly provided in Sections 7.5 and 9.2, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

        10.4    Amendment.    This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors or Board of Managers, as applicable, at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which under applicable Law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        10.5    Waiver.    At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained for the benefit of such party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

        10.6    Successors and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect).

        10.7    Governing Law.    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without regard to conflict of Laws principles).

        10.8    Counterparts; Effectiveness; Third Party Beneficiaries.    This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to or shall confer upon any Person other than the parties hereto any rights or remedies hereunder or with respect hereto, except as otherwise expressly provided in Section 7.5 (which is intended to be for the benefit of the persons covered thereby).

        10.9    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

        10.10    Entire Agreement.    This Agreement (including the exhibits and schedules thereto) constitutes the entire agreement of the parties hereto with respect to its subject matter and supersedes all oral or written prior or contemporaneous agreements and understandings among the parties with respect to such subject matter.

        10.11    Remedies.    The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy they may have at law or in equity.

        10.12    Jurisdiction.

          (a)   In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware; (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the aforementioned courts; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the aforementioned courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the aforementioned courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

          (b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

        10.13    Headings.    The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        10.14    Further Assurances.    Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof.

        10.15    Authorship.    The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first written above.

CELLDEX THERAPEUTICS, INC.
By:	/s/ Anthony S. Marucci
Its:	President and Chief Executive Officer
COTTRELL MERGER SUB, INC.
By:	/s/ Anthony S. Marucci
Its:	President
CURAGEN CORPORATION
By:	/s/ Timothy Shannon
Its:	President and Chief Executive Officer

EXHIBIT A

FORM OF CERTIFICATE OF INCORPORATION
OF
SURVIVING CORPORATION

CERTIFICATE OF INCORPORATION
OF
[    •    ]

        FIRST. The name of the corporation is [    •    ]

        SECOND. The address of its registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

        THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH. The total number of shares of stock which the corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value of $.01 per share, and are to be of one class.

        FIFTH. The incorporator of the corporation is Eric J. Weiner, whose mailing address is c/o Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068.

        SIXTH. Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

        SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the bylaws of the corporation.

        EIGHTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

        NINTH. The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

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EXHIBIT B

FORM OF BY-LAWS
OF
SURVIVING CORPORATION

BYLAWS
OF
[    •    ]

ARTICLE I
 Meetings of Stockholders

        Section 1.1.    Annual Meetings.    If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date, time and place, if any, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors from time to time. Any other proper business may be transacted at the annual meeting.

        Section 1.2.    Special Meetings.    Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, but such special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

        Section 1.3.    Notice of Meetings.    Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the certificate of incorporation or these bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the corporation.

        Section 1.4.    Adjournments.    Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

        Section 1.5.    Quorum.    Except as otherwise provided by law, the certificate of incorporation or these bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these bylaws until a quorum shall attend. Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the corporation or any subsidiary of the corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

        Section 1.6.    Organization.    Meetings of stockholders shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or

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her absence by the President, or in his or her absence by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

        Section 1.7.    Voting; Proxies.    Except as otherwise provided by or pursuant to the provisions of the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of directors at which a quorum is present a plurality of the votes cast shall be sufficient to elect. All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless otherwise provided by the certificate of incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the corporation, or applicable law or pursuant to any regulation applicable to the corporation or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the corporation which are present in person or by proxy and entitled to vote thereon.

        Section 1.8.    Fixing Date for Determination of Stockholders of Record.    In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

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        Section 1.9.    List of Stockholders Entitled to Vote.    The officer who has charge of the stock ledger shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the corporation. The list of stockholders must also be open to examination at the meeting as required by applicable law. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.9 or to vote in person or by proxy at any meeting of stockholders.

        Section 1.10.    Action By Written Consent of Stockholders.    Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation.

        Section 1.11.    Inspectors of Election.    The corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the corporation represented at the meeting and such inspectors' count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

        Section 1.12.    Conduct of Meetings.    The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules

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and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE II
 Board of Directors

        Section 2.1.    Number; Qualifications.    The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board of Directors. Directors need not be stockholders.

        Section 2.2.    Election; Resignation; Vacancies.    The Board of Directors shall initially consist of the persons named as directors in the certificate of incorporation or elected by the incorporator of the corporation, and each director so elected shall hold office until the first annual meeting of stockholders or until his or her successor is duly elected and qualified. At the first annual meeting of stockholders and at each annual meeting thereafter, the stockholders shall elect directors each of whom shall hold office for a term of one year or until his or her successor is duly elected and qualified, subject to such director's earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the corporation. Unless otherwise provided by law or the certificate of incorporation, any newly created directorship or any vacancy occurring in the Board of Directors for any cause may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders, and each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified.

        Section 2.3.    Regular Meetings.    Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.

        Section 2.4.    Special Meetings.    Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the President, any Vice President, the Secretary, or by any member of the Board of Directors. Notice of a special meeting of the Board of Directors shall be given by the person or persons calling the meeting at least twenty-four hours before the special meeting.

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        Section 2.5.    Telephonic Meetings Permitted.    Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by-law shall constitute presence in person at such meeting.

        Section 2.6.    Quorum; Vote Required for Action.    At all meetings of the Board of Directors the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the certificate of incorporation, these bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

        Section 2.7.    Organization.    Meetings of the Board of Directors shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by the President, or in their absence by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

        Section 2.8.    Action by Unanimous Consent of Directors.    Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the board or committee in accordance with applicable law.

ARTICLE III
 Committees

        Section 3.1.    Committees.    The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it.

        Section 3.2.    Committee Rules.    Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these bylaws.

ARTICLE IV
 Officers

        Section 4.1.    Officers; Election; Qualifications; Term of Office; Resignation; Removal; Vacancies.    The Board of Directors shall elect a President and Secretary, and it may, if it so determines, choose a Chairperson of the Board and a Vice Chairperson of the Board from among its members. The Board of Directors may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the Board of

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Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

        Section 4.2.    Powers and Duties of Officers.    The officers of the corporation shall have such powers and duties in the management of the corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

        Section 4.3.    Appointing Attorneys and Agents; Voting Securities of Other Entities.    Unless otherwise provided by resolution adopted by the Board of Directors, the Chairperson of the Board, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the corporation, in the name and on behalf of the corporation, to cast the votes which the corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of the corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed in the name and on behalf of the corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper. Any of the rights set forth in this Section 4.3 which may be delegated to an attorney or agent may also be exercised directly by the Chairperson of the Board, the President or the Vice President.

ARTICLE V
 Stock

        Section 5.1.    Certificates.    The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the corporation by the Chairperson or Vice Chairperson of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the corporation certifying the number of shares owned by such holder in the corporation. Any of or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

        Section 5.2.    Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates.    The corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner's legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

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ARTICLE VI
 Indemnification and Advancement of Expenses

        Section 6.1.    Right to Indemnification.    The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3, the corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the corporation.

        Section 6.2.    Prepayment of Expenses.    The corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys' fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.

        Section 6.3.    Claims.    If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article VI is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

        Section 6.4.    Nonexclusivity of Rights.    The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

        Section 6.5.    Other Sources.    The corporation's obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

        Section 6.6.    Amendment or Repeal.    Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

        Section 6.7.    Other Indemnification and Prepayment of Expenses.    This Article VI shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to

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advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE VII
 Miscellaneous

        Section 7.1.    Fiscal Year.    The fiscal year of the corporation shall be determined by resolution of the Board of Directors.

        Section 7.2.    Seal.    The corporate seal shall have the name of the corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

        Section 7.3.    Manner of Notice.    Except as otherwise provided herein or permitted by applicable law, notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, and except as prohibited by applicable law, any notice to stockholders given by the corporation under any provision of applicable law, the certificate of incorporation, or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any stockholder who fails to object in writing to the corporation, within 60 days of having been given written notice by the corporation of its intention to send the single notice permitted under this Section 7.3, shall be deemed to have consented to receiving such single written notice. Notice to directors may be given by telecopier, telephone or other means of electronic transmission.

        Section 7.4.    Waiver of Notice of Meetings of Stockholders, Directors and Committees.    Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

        Section 7.5.    Form of Records.    Any records maintained by the corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.

        Section 7.6.    Amendment of By-Laws.    These bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise.

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QuickLinks

  EXHIBIT 2.1